UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or §240.14a-12

KELLOGG COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534
Dear Shareowner:
On behalf of the Board of Directors, it is our pleasure to invite you to attend the 2019 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 26, 2019 at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan.
The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
Attendance at the Annual Meeting will be limited to Shareowners only. Please note that, if you plan to attend the meeting you must request an admission ticket. You can obtain an admission ticket by registering online via www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. Seating at the annual meeting location is limited, and requests for tickets will be processed in the order in which they are received. If you do not pre-register for the meeting, a seat cannot be guaranteed. If seating is available, you will be issued an admission ticket at the on-site registration table by showing proof of Kellogg stock ownership. In any event, you must register if you wish to attend the annual meeting.
If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at (269) 961-2800 or by email at investor.relations@kellogg.com.
Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.
Sincerely,
Steve Cahillane
Chairman and Chief Executive Officer

March 7, 2019

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49017-3534
NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD APRIL 26, 2019

TO OUR SHAREOWNERS:
The 2019 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 26, 2019 at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2022 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2019 fiscal year;

4.	To consider and act upon a Shareowner proposal to repeal classified board, if properly presented at the meeting; and

5.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.
Only Shareowners of record at the close of business on February 28, 2019 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 7, 2019

i

ii

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREOWNERS
TO BE HELD ON FRIDAY, APRIL 26, 2019

ABOUT THE MEETING

Information About this Proxy Statement.
Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2019 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the McCamly Plaza Hotel, 50 Capital Avenue SW, in Battle Creek, Michigan, on Friday, April 26, 2019, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. On March 7, 2019, we began to mail to our Shareowners of record as of the close of business on February 28, 2019, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717; phone number: (877) 910-5385 or e-mail: shareholder@broadridge.com.
Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.
Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the Annual Meeting is February 28, 2019. Each of the approximately 343,718,932 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the Annual Meeting.
How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.
By Telephone or Internet — You may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 25, 2019.
By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.
If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us by April 25, 2019.
Whether you vote by telephone, over the Internet or by mail, you may specify: whether you approve, disapprove or abstain from voting on each of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); whether you approve, disapprove, or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019 (Proposal 3); and whether you approve, disapprove, or abstain from voting on the Shareowner Proposal, if properly presented at the meeting (Proposal 4).
When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.
If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 - Election of Directors below, “For” Proposals 2 and 3, and “Abstain” for Proposal 4, otherwise at the discretion of the persons named in the proxy card.
Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to our Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.
If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.
Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the Annual Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), or the Shareowner Proposal (Proposal 4).
Required Vote.    Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election, such as this election. This means that, in order to be elected in an uncontested election, a Director nominee must receive a greater number of votes cast “for” such Director nominee than votes cast “against” such Director nominee (excluding abstentions). In addition, our Board has adopted a policy governing what will occur in the event that a Director nominee does not receive the required vote for a nominee’ s election. No Director will be nominated for election or otherwise be eligible for service on the Board unless and until the candidate has delivered an irrevocable resignation to the Nominating and Corporate Governance Committee that would be effective upon (i) the Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of his or her resignation. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for the person designated by the Board to replace any nominee. However, the Board does not anticipate that this will occur. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”
The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019 (Proposal 3), and to approve the Shareowner Proposal (Proposal 4).
Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 4. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2 and 4. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2 and 4, and will have no effect on the outcome of Proposals 1, 2 and 4. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.
Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $15,500, plus reasonable expenses.
Directions to Annual Meeting.    To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Beneficial Owner/Address	Shares Beneficially Owned		Percent of Class on December 31, 2018
W.K. Kellogg Foundation Trust(1) c/o Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60603	68,583,715	(2)	19.9
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	26,334,804	(3)	7.7
Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	25,225,555	(4)	7.3
KeyCorp 127 Public Square Cleveland, OH 44114-1306	25,104,354	(5)	7.3
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,761,019	(6)	6.0

(1)
According to a Schedule 13G/A filed with the SEC on February 12, 2019, the W.K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W.K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 65,131,838 shares of Kellogg Company, or 18.9% of our outstanding shares on December 31, 2018. As of that date, the trustees of the Kellogg Trust were Steve Cahillane, Roderick D. Gillum, La June Montgomery Tabron and Northern Trust Company. The Kellogg Foundation, a Michigan charitable corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust. The shares of Kellogg Company owned directly by Mr. Cahillane and Ms. Montgomery Tabron are reflected in the Officer and Director Stock Ownership table below.

(2)
According to a Schedule 13G/A filed with the SEC on February 12, 2019, Northern Trust Corporation has sole voting power for 455,466 shares, shared voting power for 68,115,782 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 2,162,365 shares and shared investment power for 66,384,108 shares (including those shares beneficially owned by the Kellogg Trust). Northern Trust Corporation, as parent holding company for The Northern Trust Company, as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 65,131,838 shares owned by the Kellogg Trust, which shares are reflected in Northern Trust Corporation’s totals above. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by Northern Trust Corporation and The Northern Trust Company unrelated to the Kellogg Trust.

(3)	According to a Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. has sole voting power for 23,535,066 shares and sole investment power for 26,334,804 shares.

(4)
According to a Schedule 13G/A filed with the SEC on February 11, 2019, Gordon Gund has sole voting power for 25,056,307 shares, shared voting power for 169,248 shares, sole investment power for 22,621 shares and shared investment power for 169,248 shares. Of the shares over which Gordon Gund has sole voting power, 25,033,686 are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

(5)
According to a Schedule 13G/A filed with the SEC on January 23, 2019, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) below, as well as other trusts, has sole voting power for 64,743 shares, shared voting power for 5,925 shares, sole investment power for 25,083,151 shares and shared investment power for 18,133 shares.

(6)
According to a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group has sole voting power for 303,009 shares, shared voting power for 99,273 shares, sole investment power for 20,366,891 shares and shared investment power for 394,128 shares.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2019, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Stephanie Burns	12,826	0	4,336	17,162	*
Carter Cast	4,526	0	0	4,526	*
Richard Dreiling	6,758	0	4,120	10,878	*
Zachary Gund (5)	1,642,572	0	7,254	1,649,826	*
Jim Jenness	35,046	0	12,898	47,944	*
Donald Knauss	33,604		0	33,604	*
Mary Laschinger	16,839	0	10,906	27,745	*
Cynthia Milligan	16,195	0	0	16,195	*
La June Montgomery Tabron (6)	12,826	0	0	12,826	*
Carolyn Tastad	8,110	0	0	8,110	*
Named Executive Officers
Steve Cahillane (6)	33,755	76,266	3,701	113,722	*
Fareed Khan	16,270	88,906	0	105,176	*
Chris Hood	8,911	208,133	0	217,044	*
Gary Pilnick	57,685	282,766	0	340,451	*
Alistair Hirst	27,854	218,066	0	245,920	*
All Directors and executive officers as a group (21 persons)(7)	1,985,997	1,163,551	43,215	3,192,763	*

*	Less than 1%.

(1)
Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes (i) restricted stock units that vested within 60 days of January 15, 2019; and (ii) the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on voting and investment: Dr. Burns, 12,826 shares; Mr. Cast, 4,526 Mr. Dreiling, 6,731, Mr. Zachary Gund, 10,715 shares; Mr. Jenness, 23,076 shares; Mr. Knauss, 33,519 shares; Ms. Laschinger, 16,839 shares; Ms. Milligan, 15,736 shares; Ms. Montgomery Tabron, 12,826 shares; Ms. Tastad 8,110 shares; and all Directors as a group, 144,903 shares.

(2)	Represents options that were exercisable on January 15, 2019 and options that become exercisable within 60 days of January 15, 2019.

(3)
Represents the number of common stock units held under our deferred compensation plans as of January 15, 2019. For additional information, refer to “2018 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)
Includes: (i) 3,657 shares held by a trust for the benefit of Mr. Zachary Gund and certain members of his family, of which Mr. Zachary Gund is one of several trustees; (ii) 9,200 shares held in a trust for the benefit of certain members of Mr. Zachary Gund’s family, of which a family member of Mr. Zachary Gund’s is the trustee; and (iii) 1,619,000 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Zachary Gund and he serves as a manager of these partnerships. As a result of these relationships, Mr. Zachary Gund may have voting and dispositive power over all such shares. Mr. Zachary Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(6)
Does not include shares owned by the Kellogg Trust, as to which Mr. Gillum, Mr. Cahillane and Ms. Montgomery Tabron, as trustees of the Kellogg Trust as of the date of this table, hold voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have a current beneficial interest.

(7)
Includes 3,657 shares held by a trust for the benefit of the applicable Director and certain family members, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 9,200 shares held in a trust for the benefit of certain family members of the applicable Director, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 1,619,000 shares held in family partnerships, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 85 shares held in a trust, of which the applicable Director and his wife share voting and investment power; and 798 shares held in our Savings & Investment Plans.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with, except one sale transaction reported on a Form 4 relating to the W.K. Kellogg Foundation Trust in March 2018 that was inadvertently filed 6 days late due to a technical issue related to transmitting the report to the SEC.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the “Corporate Governance Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Corporate Governance Guidelines include the following:

•
A majority of the Directors, and all of the members of the Audit Committee, Compensation and Talent Management Committee (“C&T Committee”), and Nominating and Governance Committee, are required to meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•
One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of the independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to communicate with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•
The Corporate Governance Guidelines provide that non-employee Directors meet in executive session at least three times annually. As a general practice, the non-employee Directors meet in executive session at each in-person Board meeting, and did so in 2018. The non-employee Directors also meet in executive session at most in-person Committee meetings.

•	The Board and Board committees conduct annual performance evaluations to assess whether the Board, its committees, and the Directors are functioning effectively.

•
The independent members of the Board use the recommendations from the Nominating and Governance Committee and C&T Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•
Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider the continued appropriateness of Board membership under the circumstances.

•	Directors have direct and regular access to officers and employees of the Company and can initiate contact or meetings directly or through the CEO or Secretary.

•	Continuing education is provided to Directors consistent with our Board education policy.

•
No Director may be nominated for a new term if he or she would attain the age limit of seventy-two or older at the time of election, unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for additional terms due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other public company boards, in addition to Kellogg.

•
All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Kellogg and its Shareowners.

Independence; Board Mix. Our Board has an effective mix of independent and management directors. It is composed of eleven independent Directors, Mr. Cahillane, our current CEO, and Mr. Jenness (who was our Chairman until June 2014). One of our independent directors, Ms. Milligan, will be retiring at our 2019 Annual Meeting of Shareowners.
Independence; Committee Structure. In 2018, the Board had six standing Committees: (i) Audit, (ii) C&T, (iii) Nominating and Governance, (iv) Manufacturing, (v) Social Responsibility and Public Policy, and (vi) Executive. The Audit, C&T, and Nominating and Governance committees are composed solely of independent Directors, each with a different independent Director serving as committee chair.
Lead Director. The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; liaising between the Chairman and CEO and non-management Directors if and when necessary and appropriate (that said, each Director has direct and regular access to the Chairman and CEO); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; calling an executive session of independent Directors at any time consistent with the Corporate Governance Guidelines; and facilitating succession planning for the Board, including by having the Nominating and Governance Committee and the independent Directors regularly discuss and evaluate CEO succession plans. Don Knauss, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Knauss is an effective Lead Director for Kellogg due to, among other things, his independence, his board leadership experience as CEO, Chairman and Executive Chairman of The Clorox Company, strong strategic and financial acumen, commitment to ethics, extensive knowledge of the retail environment and branded consumer products, and deep understanding of Kellogg and its business obtained while serving as a Kellogg Director. Mr. Knauss may be contacted at donald.knauss@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Knauss at this e-mail address.
Chairman / CEO. With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Upon Mr. Cahillane’s appointment as CEO on October 2, 2017, and Mr. Bryant’s continuation of the role of Chairman, the roles were separated. Upon Mr. Bryant’s retirement from the Board on March 15, 2018, and Mr. Cahillane’s succession to the role of Chairman, the roles were again combined. At this time, the Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our Lead Director, is the most effective leadership structure for Kellogg for many reasons. In particular, the Board believes the combined role is appropriate because Mr. Cahillane’s extensive knowledge and experience in a variety of areas, including strategy and strategic planning, branded consumer products and consumer dynamics, and innovation and research and development acquired as a result of his professional and other experiences, gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations. As stated in the Corporate Governance Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.
Self Evaluation. Our Board conducts an annual performance evaluation to determine whether the Board, its committees, and the Directors are functioning effectively. This includes survey materials as well as individual, private conversations between each Director and the Lead Director. The survey materials solicit feedback on organizational issues, business strategy and financial matters, board structure and meeting administration. The Directors use their private discussions with the Lead Director to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas. The Board evaluation occurs during the first half of each year, between February and April. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year to monitor progress. In December, the Nominating and Governance Committee reviews progress against focus areas identified in the self evaluation. Each Committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the Committee members, including the Committee chair.

As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.
Company Strategy. Strategic planning and oversight of the Company’s business strategy is a key responsibility of the Board, and the Board has deep experience and expertise in the areas of strategy and strategic development. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its responsibilities. Our entire Board discusses the strategic priorities of the Company, taking into consideration global economic, consumer and other significant trends, as well as changes in the food industry and regulatory initiatives. The Board reviews the Company’s strategy periodically during the year, and dedicates at least one meeting each year to focus on a strategic review, including key elements of our strategy, such as innovation, global expansion and strategic investments.  Topics are also embedded in the work of Committees.
While the Board and its committees oversee strategy and strategic planning, management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders.  The Board’s discussions are enhanced with first-hand experiences, such as visits to specific markets and interaction with key retailers, which provide Directors an opportunity to see strategy execution first hand.
The Board’s oversight and management’s execution of business strategy are intended to help promote the creation of long-term shareowner value in a sustainable manner, with a focus on assessing both opportunities available to us and risks that we may encounter.
Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management (“ERM”) process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a formal risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk (including how ERM is integrated into the Company’s internal audit plan). Over a hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed in a targeted and strategic manner to develop the Company’s holistic views on enterprise risks.
While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit, who reports to the Chair of the Audit Committee. The Audit Committee and the full Board at each of their regularly scheduled meetings receive an update on the key enterprise risks, including current status and action items.
The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for assessing each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact of the risk, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.
The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process, each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year. Cybersecurity is reviewed at every Audit Committee meeting.
Due to the dynamic nature of risk and the business environment generally, at every Audit Committee meeting, the Company provides a status report on key enterprise risks, and regularly provides a more in depth report on select topics, such as cybersecurity. The Board and the Audit Committee are particularly focused on cybersecurity risk oversight, including response planning, disaster recovery and business continuity considerations. In addition, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks in a timely and effective manner.

Majority Voting for Directors; Director Resignation Policy.  Our Bylaws contain a majority voting standard for the election of Directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” (excluding abstentions). No Director will be nominated for election or otherwise be eligible for service on the Board unless and until such candidate has delivered an irrevocable resignation to the Nominating and Corporate Governance Committee that would be effective upon (i) such Director’s failure to receive the required vote in an election of Directors and (ii) the Board’s acceptance of the resignation.
If a Director fails to achieve the required vote in an uncontested election, the Nominating and Governance Committee would promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation.
The Board would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. The Director whose resignation is under consideration shall not participate in the recommendation of the Nominating Committee or deliberations of the Board with respect to his or her nomination. Following the Board’s decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered.
To the extent that a resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
Director Independence.    The Board has determined that all current Directors (other than Mr. Cahillane and Mr. Jenness) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2018, 2017, or 2016 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.
The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.
Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2020 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 7, 2019 and not later than December 8, 2019. Recommendations must also include certain other requirements specified in our bylaws.
When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current Directors. The Nominating and

Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for Annual Meeting. Our bylaws permit a Shareowner, or a group of up to 20 Shareowners, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the Shareowner(s) and the nominee(s) satisfy the requirements specified in the bylaws. For the 2020 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017-3534. Any such nomination must be received by us not earlier than October 8, 2019 and not later than November 7, 2019. Any such nomination must meet the other requirements set forth in our bylaws.
Attendance at Annual Meetings.    All incumbent Directors are expected to attend the Annual Meeting of Shareowners. All of our then incumbent Directors attended the 2018 Annual Meeting of Shareowners.
Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the CEO, CFO, other named executive officers, and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our CEO, CFO or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2018.
Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, C&T, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations,” then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

The Board routinely reviews Board composition to ensure that it has the right balance of skills to fulfill its oversight obligations for Shareowners. As part of that process, the Nominating and Governance Committee and the Board consider current tenure and potential retirements.
The Board had the following standing committees in 2018: (i) Audit; (ii) C&T; (iii) Nominating and Governance; (iv) Manufacturing; (v) Social Responsibility and Public Policy; and (vi) Executive.
The Board held seven meetings in 2018. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2018 that were held while such Directors were on the Board.
The table below provides 2018 membership and meeting information for each Board Committee as of December 29, 2018 (last day of fiscal year):

Name (4)	Audit	Compensation and Talent Management	Nominating and Governance	Manufacturing	Social Responsibility and Public Policy	Executive
Stephanie Burns	Chair		✓			✓
Steve Cahillane (1)						Chair
Carter Cast	✓				✓
Richard Dreiling	✓				✓
Zachary Gund		✓	✓	Chair		✓
Jim Jenness				✓	✓
Don Knauss	✓	✓	Chair			✓
Mary Laschinger		Chair	✓			✓
Cynthia Milligan (2)				✓	Chair	✓
La June Montgomery Tabron				✓	✓
Carolyn Tastad		✓		✓
Noel Wallace (3)	✓	✓
2018 Meetings Held	5	5	3	3	3

(1)	Mr. Cahillane is not a formal member of any Committee (other than Executive) and attends certain meetings for each committee.

(2)	Ms. Milligan is not standing for re-election and will retire form the Board in connection with the 2019 Annual Meeting.

(3)	Mr. Wallace resigned from the Board effective December 29, 2018.

(4)
Messrs. Bryant and Dillon retired from the Board in 2018. Consequently, they are not included in the table above because they were not members of the Board of Directors as of December 29, 2018. During 2018, Mr. Bryant served on the Executive committee and Mr. Dillon served on the C&T, Nominating and Governance, Manufacturing and Executive Committees.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring (a) the integrity of the financial statements of the Company; (b) the independence and performance of the Company’s independent registered public accounting firm; (c) the performance of the Company’s internal audit function and independent auditors; (d) the Company’s ERM process and key risks; (e) compliance by the Company with legal and regulatory requirements; and (f) other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. As part of the annual auditor engagement process, the Audit Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years and the Audit Committee had direct and meaningful involvement in the selection of the lead engagement partner. Ms. Burns, the Chair of the Audit Committee, and Mr. Knauss have each been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K.  The Board has determined that each member of the Audit Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange.
Compensation and Talent Management Committee.    Pursuant to a written charter, the C&T Committee, among other things: (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the CEO; (d) has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; (f) reviews with management employment and employment-related matters and employment programs; (g) reviews trends in management compensation; (h) reviews talent development; and (i) reviews the Company’s diversity and inclusion programs and policies. The Committee may form and delegate authority to subcommittees or the Chair when appropriate.
The C&T Committee, or its Chair, also approves all engagements and services to be performed by any consultants or advisors to the Committee. To assist the Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook (“FW Cook”). The consultant reports directly to the C&T Committee. Prior to retaining any such consultant, or other advisor, the Committee must consider whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant. Other than the work it performs for the C&T Committee and the Board, FW Cook does not provide any consulting services to Kellogg or its executive officers. For additional information about the independence of the Committee’s consultant, refer to “Compensation Discussion and Analysis — Compensation Approach — Independence.”
The Board has determined that each member of the C&T Committee meets the definition of independence under our Corporate Governance Guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Committee are not current or former employees of Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 under the Securities Exchange Act of 1934.
The C&T Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. This includes the Committee’s annual review of our compensation program for design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As part of its review, the Committee also assesses perspectives from independent experts and regulators. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
For additional information about the C&T Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”
Manufacturing Committee. Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities, with the primary focus on Kellogg’s food quality and safety, manufacturing facility operations, and people and labor strategies. As it deems appropriate, the Committee reviews policies, programs and practices, and provide strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, capacity utilization and planning, contingency planning, productivity programs, commodity purchasing and hedging programs, people utilization and union and non-union strategies. The Committee also regularly reviews global food safety and people safety performance reports, including results of regulatory audits, as well as supply chain financial performance.
Nominating and Governance Committee. Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommending nominees for Director to the Board; (c) recommending committee assignments; (d) reviewing annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviewing annually the Corporate Governance Guidelines and recommending changes to the Board; (f) monitoring the performance of Directors and conducting performance evaluations of each Director before the Director’s re-nomination to the Board; (g) administering the annual evaluation of the Board; (h) providing annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considering and evaluating potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2018); (j) making a report to the Board on CEO succession planning at least annually; (k) providing an annual review of the independence of Directors to the Board; (l) reviewing and recommending to the Board responses to Shareowner proposals; and (m) reviewing Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.
Social Responsibility and Public Policy Committee. Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to certain social and public policy issues. The Committee also reviews the Company’s (a) policies, programs and practices concerning public policy; (b) government relations; (c) regulatory matters; (d) philanthropic activities/charitable contributions; and (e) related topics. The Committee is particularly focused on the intersection of philanthropy, public policy, sustainability and the Company’s goals.  The Committee also oversees the Company’s sustainability efforts and climate policy.  At the executive level, environmental and social issues in our supply chain are overseen by our Chief Sustainability Officer, who regularly discusses and reviews specified matters with the Committee.  The work of the Chief Sustainability Officer and the Committee is aligned with and included in parallel work streams within internal audit and our Audit Committee.  Policies and strategies overseen by the Committee are aligned with our lobbying, advocacy, and membership efforts.
Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

For more than 110 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. In addition, the Board desires to have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, innovation / research and development, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.
The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when determining Board composition, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including whether the nominee (1) has the ability to represent all Shareowners without a conflict of interest; (2) has the ability to work in and promote a productive environment; (3) has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) has demonstrated the high level of character and integrity that we expect; (5) possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) has the ability to apply sound and independent business judgment.
The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.
Our amended and restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers approximately twelve members, but expands the Board in order to add outstanding candidates or to prepare for an orderly transition with respect to departures of Directors.

Four Directors have been nominated for re-election at the 2019 Annual Meeting to serve for a term ending at the 2022 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently thirteen members of the Board. In 2018, the Nominating and Governance Committee retained an executive search and leadership consulting firm to assist in identifying potential candidates that resulted in Ms. Mann joining the Board as a new member. Ms. Milligan is not standing for re-election and will retire from the Board in connection with the 2019 Annual Meeting. At such time, the size of the Board will be reduced to twelve members.
The Board recommends that the Shareowners vote “FOR” the following nominees: Rod Gillum, Mary Laschinger, Erica Mann and Carolyn Tastad. Each nominee was recommended for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
We have a balanced Board which individually possesses the leadership and character commensurate with the role of director, and which collectively possesses the mix of skills necessary to provide appropriate oversight of a company the size and complexity of Kellogg. In addition, the Board possesses a strong mix of experienced and newer directors. The following skills have been identified by the Board as core competencies:

Accounting and Financial Acumen	Branded Consumer Products / Consumer Dynamics	Crisis Management	Health and Nutrition	Innovation / Research and Development
International and Emerging Markets	People Management	Manufacturing and Supply Chain	Marketing / Brand Building	Regulatory / Government
Retail Environment	Risk Management	Sales and Distribution	Social Responsibility	Strategy / Strategic Planning
Our Directors possess many of these competencies. For purposes of this Proxy Statement, the Director biographies highlight five of these competencies that each Director possesses.

Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting.

ROD GILLUM.  Mr. Gillum, age 68, has served as a Kellogg Director since February 2019. He has served as a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2007. He also served as board chair in 2012-2013 and co-trustee of the W.K. Kellogg Foundation Trust from March 2017 to February 2019. Mr. Gillum is a Principal in the Detroit law office of Jackson Lewis P.C. and co-leads the Firm’s Automotive Industry Team. His practice concentrates on corporate strategies related to crisis management, labor relations and legal risk avoidance. Prior to joining Jackson Lewis, Mr. Gillum was a senior leader at General Motors (GM), where he rose to become Secretary to the GM board of directors, and later Vice President, Corporate Responsibility & Diversity. As a co-leader of the Public Policy Center, based in North America, Europe, Asia, and Latin America, Mr. Gillum developed and coordinated global policy positions on safety, trade and government relations. He also chaired the General Motors Foundation.

The Nominating and Governance Committee reviewed Mr. Gillum’s professional and other experiences, including his particular knowledge and experience in risk management, crisis management, strategy and strategic management, social responsibility, and regulatory and government. The Nominating and Governance Committee considered Mr. Gillum a candidate for the Board as Mr. Gillum’s knowledge and experience would strengthen the Board’s collective knowledge, capabilities and experience.

MARY LASCHINGER.  Ms. Laschinger, age 58, has served as a Kellogg Director since October 2012. She is Chairman of the Board and CEO of Veritiv Corporation. Previously, Ms. Laschinger served as Senior Vice President of International Paper Company from 2007 to June 2014, and as President of the xpedx distribution business from January 2010 to June 2014. She also served as President of the Europe, Middle East, Africa and Russia business at International Paper, Vice President and General Manager of International Paper’s Wood Products and Pulp businesses, as well as in other senior management roles in sales, marketing, manufacturing and supply chain at International Paper.

As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of areas, including crisis management, people management, sales and distribution, branded consumer products and consumer dynamics, international and emerging markets, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

ERICA MANN. Ms. Mann, age 60, has served as a Kellogg Director since February 2019. Ms. Mann previously served as a member of the Board of Management of Bayer AG from January 2016 to March 2018, and Bayer AG CH from January 2016 to March 2018. She was also President Consumer Health, Bayer Healthcare LLC from March 2015 to December 2015. Before joining Bayer HealthCare, Ms. Mann was President and General Manager of Pfizer Nutritional Health, a global business unit with operations in more than 80 countries, and served as a member of the Pfizer Senior Management Team from 2008 to 2011. Ms. Mann joined Pfizer upon its acquisition of Wyeth, where as Senior Vice President of Nutrition, she helped establish the shape and strategic direction of the new nutrition business unit. She also has significant experience at other Fortune 500 companies, including Ely Lily & Company and Johnson & Johnson, and has held leadership positions in South Africa, Australia, New Zealand, Germany, Switzerland and the United States.

The Nominating and Governance Committee reviewed Ms. Mann’s professional and other experiences, including her particular knowledge and experience in risk management, accounting and financial acumen, strategy and strategic planning, health and nutrition, and international / emerging markets. The Nominating and Governance Committee considered Ms. Mann a candidate for the Board as Ms. Mann’s knowledge and experience would strengthen the Board’s collective knowledge, capabilities and experience.

CAROLYN TASTAD. Ms. Tastad, age 57, has served as a Kellogg Director since December 2015. She is currently Group President, Procter & Gamble North America, Selling and Market Operations. Ms. Tastad has worked at Procter & Gamble (“P&G”) since 1983, and has significant acquisition integration experience and business model reinvention. She has led large multi-category regional businesses and smaller entrepreneurial global businesses, including responsibility for leading P&G’s selling organization across all sectors and all regions. Ms. Tastad is executive sponsor of P&G’s Gender Equality citizenship effort and leads P&G’s Corporate Women’s Leadership Team. Ms. Tastad previously served in executive roles in the U.S., Canada, and Switzerland.

As a result of these professional and other experiences, Ms. Tastad possesses particular knowledge and experience in a variety of areas, including people management, marketing, sales and distribution, branded consumer products and consumer dynamics, and international and emerging markets that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2021 Annual Meeting.

CARTER CAST. Mr. Cast, age 55, has served as a Kellogg Director since June 2017. Mr. Cast is currently a venture partner at Pritzker Group Venture Capital and is on faculty at Northwestern University’s Kellogg School of Management, where he is a clinical professor teaching entrepreneurship, innovation and marketing. Mr. Cast served as CEO of the online retail company, Hayneedle, Inc., from September 2007 until June 2011. Mr. Cast brings vast experience in the digital arena, previously helping to build and then lead Walmart.com, as its CEO. Prior to 2000, he led the launch of the Blue Nile brand, the leading online jewelry retailer and also served as the Chief Marketing Officer at eBay. He also has previously served as the Vice President of Product Marketing and Marketing Communications at Electronic Arts. Mr. Cast has significant leadership experience as well at other Fortune 500 companies, including PepsiCo where he was a marketing executive, and Frito-Lay where he managed its $1.5 billion tortilla chip category.

As a result of these professional and other experiences, Mr. Cast possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, branded consumer products and consumer dynamics, social responsibility, and the retail environment (including the e-commerce channel / business model) that strengthens the Board’s collective knowledge, capabilities and experience.

ZACHARY GUND. Mr. Zachary Gund, age 48, has served as a Kellogg Director since December 2014. He is currently a Managing Partner of Coppermine Capital, LLC, a private investment firm he founded in 2001. Mr. Gund makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing.

As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, people management, the retail environment, and manufacturing and supply chain that strengthens the Board’s collective knowledge, capabilities and experience. He also has a unique sense of shareowner perspectives. Mr. Zachary Gund is the son of Mr. Gordon Gund.

JIM JENNESS.  Mr. Jenness, age 72, has served as a Kellogg Director since July 2000. He was our Executive Chairman from February 2005 until June 2014, and served as our CEO from February 2005 through December 30, 2006. He also served as CEO of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and COO of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He is a director of Kimberly-Clark Corporation and Prestige Brands Holdings, Inc. Mr. Jenness also served as a trustee of the W.K. Kellogg Foundation Trust from 2005 to 2015.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including social responsibility, marketing, innovation / research and development, manufacturing and supply chain, health and nutrition, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience. As a former CEO, he has unique insights into the operations of the Company’s global business.

DON KNAUSS. Mr. Knauss, age 68, has served as a Kellogg Director since December 2007. Mr. Knauss retired as Executive Chairman of the Board of The Clorox Company in July 2015. He had served as Chairman and CEO of The Clorox Company from 2006 to 2014. He was Executive Vice President of The Coca-Cola Company and President and COO for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and President and CEO of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. In addition, Mr. Knauss is a director of McKesson Corporation and Target Corporation, and within the past five years, he has also served as a director of URS Corporation.

As a result of these professional and other experiences, Mr. Knauss has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, crisis management, people management, the retail environment, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2020 Annual Meeting.

STEPHANIE BURNS, Ph.D.  Dr. Burns, age 64, has served as a Kellogg Director since February 2014. Dr. Burns served as CEO of Dow Corning Corporation from 2004 to 2011 and its Chairman from 2006 through 2011. She began her career with Dow Corning in 1983 and later became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as President in 2003. Dr. Burns is a director of Corning Incorporated and HP Inc., and within the past five years, Dr. Burns has also served as a director of GlaxoSmithKline plc.

As a result of these professional and other experiences, Dr. Burns has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, crisis management, innovation / research and development, regulatory and government affairs, and public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

STEVE CAHILLANE. Mr. Cahillane, 53, Mr. Cahillane has been Chairman of the Board of Kellogg Company since March 2018, and President and Chief Executive Officer since October 2017. He has also served as a Kellogg Director since October 2017. Prior to joining Kellogg, Mr. Cahillane served as Chief Executive Officer and President, and as member of the board of directors, of Alphabet Holding Company, Inc., and its wholly-owned operating subsidiary, The Nature’s Bounty Co. until September 2014. Prior to that, Mr. Cahillane served as Executive Vice President of The Coca-Cola Company from February 2013 to February 2014 and President of Coca-Cola Americas, the global beverage maker’s largest business, with $25 billion in annual sales at that time, from January 2013 to February 2014. Mr. Cahillane served as President of various Coca-Cola operating groups from 2007 to 2012. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2018.

As a result of these professional and other experiences, Mr. Cahillane possesses particular knowledge and experience in a variety of areas, including strategy and strategic planning, marketing / brand building, sales and distribution, innovation / research and development, branded consumer products and consumer dynamics, health and nutrition, and international and emerging markets that strengthens the Board’s collective knowledge, capabilities and experience.

RICHARD DREILING. Mr. Dreiling, age 65, has served as a Kellogg Director since June 2016. Mr. Dreiling is Chairman of the Board of Lowe’s Companies Inc. He previously served as Chief Executive Officer of Dollar General Corporation until his retirement in June 2015. He was also Chairman of Dollar General from December 2008 to January 2016, and served as Senior Advisor from June 2015 to January 2016. Mr. Dreiling has more than 40 years of diverse retail industry experience in consumer discount, drug store and grocery sectors. He spent 34 years with Safeway, Inc. in roles spanning marketing, manufacturing, distribution, merchandising and retail operations. Mr. Dreiling is also a director of Aramark and PulteGroup Inc.

As a result of these and other experiences, Mr. Dreiling possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, risk management, people management, strategy and strategic planning the retail environment, and public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

LA JUNE MONTGOMERY TABRON. Ms. Montgomery Tabron, age 56, has served as a Kellogg Director since February 2014. Ms. Montgomery Tabron was elected President and CEO of the W.K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 30 years with the W.K. Kellogg Foundation, she held various positions in finance, including Executive Vice President of Operations and Treasurer from March 2012 to December 2013, COO and Treasurer from January 2010 to February 2012, Vice President of Finance and Treasurer from September 2000 to December 2009, Assistant Vice President of Finance and Assistant Treasurer from September 1997 to September 2000, and Controller from May 1987 to September 1997. Ms. Montgomery Tabron has also been a trustee of the W.K. Kellogg Foundation Trust since 2014.

As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of areas, including crisis management, strategy and strategic planning, social responsibility, health and nutrition, regulatory and government, and private company board experience (including specific experience in social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience. She also has a unique sense of shareowner perspectives.

2018 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Cahillane, refer to “Executive Compensation” beginning on page 40.
Our 2018 compensation for non-employee Directors was comprised of annual retainers and equity-based grants. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted against the median of our Compensation Peer Group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our Compensation Peer Group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with FW Cook, the independent compensation consultant. FW Cook provides counsel to the Committee in a variety of ways, including an in-depth study that reports and analyzes the director compensation programs in the Compensation Peer Group to ensure that our program is competitive, consistent with market practice, and designed to attract qualified directors. Although the Nominating and Governance Committee conducts this review on an annual basis, it generally considers adjustments to Director compensation every other year.
Our compensation is designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2018, approximately 60% of non-employee Director pay was in equity and approximately 40% was in cash.
Compensation as of December 29, 2018 (end of fiscal year), for non-employee Directors consisted of the following:

Type of Compensation	Value
Annual Cash Retainer (paid in quarterly installments)	$105,000
Annual Stock Awards Retainer (issued on May 7, 2018)	$155,000
Annual Cash Retainer for Lead Director / Committee Chair:
Lead Director	$25,000
Audit Committee	$20,000
C&T Committee	$20,000
Nominating and Governance Committee	$20,000
All Other Committees (other than Executive Committee where no retainer is paid)	$15,000
Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities. To the extent the dollar value of the Annual Stock Awards Retainer exceeds $155,000 at the time of the grant, the excess amount is deducted from the Annual Cash Retainer payments.
Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.
Business Expenses.    Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. At times, a Director may travel to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.
Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.
Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.
Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($525,000 — five times the $105,000 cash retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 29, 2018, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Cahillane is expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Compensation Policies — Executive Stock Ownership Guidelines,” which is at least six times annual base salary. Mr. Cahillane is on track to meet this requirement.

Directors’ Compensation Table
The individual components of the total compensation calculation reflected in the table below are as follows:
Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2018.
Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

Name (9)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Stephanie A. Burns	124,964	155,036		—	—	—	—	280,000
Carter Cast	104,964	267,063	(6)	—	—	—	—	372,027	(6)
Richard Dreiling	104,964	155,036		—	—	—	—	260,000
Zachary Gund	119,964	155,036		—	—	—	—	275,000
Jim Jenness	104,964	155,036		—	—	—	—	260,000
Donald Knauss	149,964	155,036		—	—	—	—	305,000
Mary Laschinger	124,964	155,036		—	—	—	—	280,000
Cynthia Milligan	119,964	155,036		—	—	—	—	275,000
La June Montgomery Tabron	104,964	155,036		—	—	—	—	260,000
Carolyn Tastad	104,964	155,036		—	—	—	—	260,000
John Dillon (7)	26,250	—		—	—	—	—	26,250
Noel Wallace (8)	95,548	155,036		—	—	—	—	250,584

(1)
The amount reflects the aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director. Differences reflect time on the Board during 2018, timing of quarterly payments, and cash retainers paid to Committee Chairs and the Lead Director.

(2)
The amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,563 deferred shares of common stock. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)	As of December 29, 2018, non-employee Directors and former non-employee Directors had no stock options outstanding. Kellogg does not grant stock options to non-employee Directors.

(4)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(5)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(6)
Mr. Cast began his initial term on June 15, 2017. The amount reflects the prorated portion of the stock awards granted for his service as a Director prior to the 2018 Annual Meeting of Shareowners. This grant was an addition to the stock awards granted in May 2018 to all of the then-current non-executive Directors for service after the 2018 Annual Meeting of Shareowners.

(7)	Mr. Dillon retired as a Director at the 2018 Annual Meeting of Shareowners. The amount reflects compensation he received for his service as Director until the 2018 Annual Meeting of Shareowners.

(8)	Mr. Wallace resigned as a Director effective December 29, 2018. The amount reflects compensation he received for his service as Director until December 29, 2018.

(9)
Mr. Bryant was a Director and Executive Chairman through March 15, 2018, and received compensation for his services as an executive, but did not receive any additional compensation as a Director.  As such, Mr. Bryant has not been included in the table.

COMPENSATION DISCUSSION AND ANALYSIS

In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis (“CD&A”) has been organized into the following sections:

A.	Key Decisions Summary – an overview of compensation decisions and program updates.

B.	Core Principles – the fundamental tenets upon which our compensation program is built, such as “pay for performance.”

C.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

D.	Compensation Plans and Design – the specific elements of the compensation program and 2018 pay.

E.	Compensation Policies – key policies that govern the operation of the plans.
It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 40 of this proxy statement.
In this proxy statement, we refer to our CEO, CFO and the other three individuals as our “named executive officers” or “NEOs.”
A.    Key Decisions Summary. The C&T Committee took the following key actions:
2018 Annual Incentive Plan (“AIP”) Payouts (Pay for Performance). For our 2018 AIP, the formulaic result of the Company’s 2018 performance is 92% of target. In exercising its judgment-based methodology to ensure pay is consistent with the Company’s performance, the C&T Committee considered a number of factors, including: (i) actual performance that was above the 2018 AIP financial targets for net sales; (ii) actual performance that was below target for operating profit growth; (iii) the Company’s performance versus the Performance Peer Group, including TSR; (iv) alignment of relative quartile performance and actual payout; (v) developing and launching the Company’s Deploy for Growth Strategy; (vi) key business activities, including progress against the Company’s 2018 priorities, such as reshaping our growth portfolio by expanding our emerging market footprint with the Multipro acquisition and executing the transition from DSD to a warehouse model in U.S. snacks; and (vii) the Company’s improved organic net sales performance in each region of the business, including strong growth in Europe, Latin America and Asia Pacific. Our NEOs received a payout of 92% of target, before consideration for individual performance. For more information about the AIP and actual payouts for each NEO, see “Annual Incentives” beginning on page 32 of this proxy statement.
2016-2018 Executive Performance Plan (“EPP”) Payouts (Pay for Performance). For the 2016-2018 EPP, the Company delivered an operating profit annual growth rate of 4%, which is at the bottom of the 4-6% target. With respect to relative TSR, the Company was at the 37th percentile of the TSR Peer Group. Those factors, if unadjusted, would have resulted in a payout up to 125% of the share target amount. The Committee concluded that a payout of 85% of target was appropriate for the Company’s performance during this period after considering the financial performance as well as (i) operating profit delivery, which was in the top third of the TSR Peer Group for the performance period; (ii) sales growth delivery, which was in the top half of the TSR Peer Group for the performance period; (iii) historical benchmarking data relating to quartile payout and performance of our peer groups; (iv) launching and executing of Zero-Based Budgeting; and (v) developing and launching the Deploy for Growth Strategy in 2018 with the goal of accelerating profitable top-line growth.
Program Updates. The Committee regularly reviews the design and effectiveness of the Company’s compensation program. This includes engaging with a variety of stakeholders to gain feedback and input on its compensation programs, including the Company’s discussions with Shareowners and on-going reviews with FW Cook, the Committee’s independent consultant. Based on input and the C&T committee deliberation, the following program updates were made to the Company’s executive program for 2018:

•
2018-2020 EPP Metrics (Shareowner Alignment). The C&T Committee updated the metrics for the 2018-2020 EPP to measure organic net sales growth in lieu of operating profit margin. The program will continue to use relative TSR (as defined below) to drive shareowner alignment. The plan is designed to focus the business on driving profitable growth, and the specific focus on net sales growth drives our publicly stated goals of net sales expansion.

•
AIP Performance Metric Weights (Pay for Performance). In 2018, changes were also made to the AIP program to incentivize profitable top line growth. For the 2018 AIP performance year, net sales accounted for 50% and operating profit accounted for the remaining 50% of the AIP payout factor related to the financial metrics.

•
Clawback Changes (Mitigating Risk). Beginning in 2018, we expanded our provisions in all equity awards to require clawback after vesting or exercise (and forfeiture of awards before vesting) if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.

B.    Core Principles.    We operate in a robust and challenging industry, where competitive compensation is central to business performance. We believe that our executive compensation program for our NEOs should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain key talent to help deliver successful business performance;

•	appropriately motivate our NEOs to contribute to our near-and long-term success; and

•	help drive long-term total return for our Shareowners.
Accordingly, our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.
In addition to our executive compensation programs, for our broad employee population, we regularly review our compensation practices for compliance and fairness.
Pay for Performance.    The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO. We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).
Market Driven Compensation.    All components of our executive compensation package are targeted at the median of the market of our Compensation Peer Group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Compensation opportunities vary based on time in position, criticality of retention, and sustained performance, as well as other factors. Actual incentive compensation payouts may be above or below the median of our Compensation Peer Group based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.
Performance-Based Compensation. A significant portion of our senior executive’s target compensation is “performance-based” pay, tied to both short-term performance (AIP awards) and long-term performance (EPP awards and stock options). The annual compensation package for our CEO, Mr. Cahillane, has approximately 88% of target annual compensation (salary, annual incentives and long-term incentives) linked to performance-based incentives.

Limited Perquisites.    To further ensure pay for performance, executives receive limited perquisites, as shown on page 42. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote ‘6’.”
Shareowner Alignment.   Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEO’s total target compensation is comprised of equity-based incentives (approximately 69% of our CEO’s annual target compensation).
At the 2018 Annual Meeting of Shareowners, our Shareowners expressed strong support for the Company’s compensation program with approximately 95% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. In addition, during the course of 2018, the Company continued regularly engaging with our Shareowners about various corporate governance topics, including executive compensation. When setting compensation, and in determining compensation policies and practices like changing long-term incentives mix and the performance metrics, the C&T Committee took into account feedback from Shareowners received through the Company’s Shareowner outreach program, as well as the results of the 2018 Shareowner advisory resolution to approve executive compensation.
Longer-Term Focus.   Our EPP is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical goals over three-year periods. We think this approach provides the right balance of focusing senior management on important operational and financial goals and providing a direct link to shareowner interests.  Specifically, for the 2016-2018 EPP, these goals were tied to currency-neutral adjusted operating profit growth and TSR. For the 2018-2020 EPP, the metrics are organic net sales growth and TSR. In addition, stock options granted in 2018 vest in three equal annual installments in 2019, 2020, and 2021.
Stock Ownership Guidelines.    Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The CEO is expected to own shares equal to at least six times his base salary. The other NEOs are expected to own shares equal to at least three times their base salary. The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards until their respective ownership guideline is met. Our NEOs currently exceed or are on track to meet their ownership guidelines.
Values-Based.  Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. Each NEO is evaluated on their specific contributions (the “what”), as well as the behaviors they exhibit as they drive results (the “how”). The shared behaviors (what we call our “K Values”) that Kellogg expects and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	acting with integrity and showing respect;

•	being accountable for our actions and results;

•	being passionate about our business, our brands and our food;

•	having the humility and hunger to learn;

•	striving for simplicity; and

•	loving success.
Mitigating Risk.  The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation programs mitigate risk by balancing short-term and rolling multi-year incentives which use various financial metrics to encourage the business to grow in a balanced, sustainable manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.
In 2018, the Board of Directors and the C&T Committee reviewed our compensation program to identify any design features that could reasonably be considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the

Board of Directors and the C&T Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.
Clawback Policies.    We maintain clawback provisions in each of our AIP, stock options, and EPP programs which give the Company the ability to recover (“clawback”) previously granted payments. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for fraud or misconduct causing a financial restatement. Beginning in 2018, we expanded our provisions in all equity awards to require clawback after vesting or exercise (and forfeiture of awards before vesting) if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
C.Compensation Approach.   Our compensation approach is based on (a) driving independent decision-making, (b) utilizing Compensation Peer Group data to appropriately benchmark compensation, (c) following a consistent, rigorous compensation target setting process, and (d) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.
Independence.  Our C&T Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Committee are fully independent, none of the Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation and Talent Management Committee.” In addition, the Committee has utilized an independent compensation consultant for many years, and engaged FW Cook, as its independent compensation consultant for 2018.
FW Cook works directly for the C&T Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Committee or the Board. The Committee has considered the independence of FW Cook in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from FW Cook addressing the independence of FW Cook and the members of the consulting team serving the Committee, including the following factors: (i) services provided to Kellogg by FW Cook, (ii) fees paid by Kellogg as a percentage of FW Cook’s total revenue, (iii) policies or procedures of FW Cook that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by FW Cook and its senior advisor involved in the engagement did not raise any conflict of interest.
Peer Groups and Competitive Positioning.    We use peer groups to benchmark our compensation against comparable companies and for different components of our overall compensation program as follows:

Peer Group	Overview/Selection Criteria	Primary Purpose
Compensation Peer Group	Consists of companies which we generally compete with for talent, of similar size and relevant industry. This group is reviewed on an annual basis for appropriateness.	Establish target compensation (Base Salary, AIP and LTI).
Performance Peer Group
Generally consists of the food companies in the broader Compensation Peer Group. Companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges. Annual incentive compensation payouts will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance relative to our Performance Peer Group.
Assess relative company performance and assess incentive payouts
TSR Peer Group
Consists of S&P 500 “Food, Beverage, & Tobacco” excluding Tobacco. Relative TSR is calculated during each performance period over the three-years. It is locked to new entrants once the performance period has begun.
Measure relative performance for the Executive Performance Plan (EPP)
The “Compensation Peer Group” is used to ensure that our executive officer compensation is competitive in the marketplace. Consequently, we benchmark our executive compensation to that of the Compensation Peer Group. The C&T Committee uses peer group data to benchmark base salary, target annual and long-term incentives and total compensation. For 2018 compensation decisions, our Compensation Peer Group was comprised of the following branded consumer products companies:

Campbell Soup Co.	Mattel, Inc.	The Hershey Company
Colgate-Palmolive Co.	McCormick & Company, Inc.	The J.M. Smucker Company
ConAgra Brands, Inc.	McDonald’s Corporation	The Kraft Heinz Company
General Mills, Inc.	Mondelēz International, Inc.	Whirlpool Corporation
Hormel Foods Corporation	Nike, Inc.	YUM! Brands, Inc.
Keurig Dr. Pepper Inc.	The Clorox Company
Kimberly-Clark Corporation	The Estee Lauder Cos., Inc.
The Committee reviews at least annually the Compensation Peer Group to confirm that it continues to be an appropriate benchmark. The Committee determines the Compensation Peer Group, taking into account input from the independent compensation consultant whose viewpoints are based on objective screening criteria for a variety of factors and considers a variety of criteria, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) proxy advisory firms consider Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, market capitalization, and composite percentile rank.
While we believe that our Compensation Peer Group is representative of the market in which we compete for talent, the composition of our Compensation Peer Group has changed over time based on market events such as mergers and divestitures.
The “Performance Peer Group” is used to assess our incentive plan payouts and performance relative to the performance of these direct competitors. This Group includes many of the food companies in the broader Compensation Peer Group. The Performance Peer Group companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.
The Performance Peer Group is comprised of the following companies:

Campbell Soup Co.	ConAgra Brands, Inc.	General Mills, Inc.
The Hershey Company	The J.M. Smucker Company	The Kraft Heinz Company
McCormick & Company, Inc.	Mondelēz International, Inc.	Nestlé S.A.
PepsiCo Inc.	Unilever N.V
The “TSR Peer Group” is used to measure the Company’s relative performance for the Executive Performance Plan. This Group consists of the S&P 500 “Food, Beverage & Tobacco” excluding Tobacco. TSR is calculated during each performance period using companies that comprise the comparison group at the start of the performance period with subsequent entrants to the group disregarded and companies that are removed are no longer included. The 2018 - 2020 TSR peer group is comprised of the following companies:

Coca-Cola Co.	Pepsico	Mondelēz International, Inc.
Archer-Daniels Midland Co.	The Kraft Heinz Company	General Mills, Inc.
Tyson Foods Co.	ConAgra Brands, Inc.	Molson Coors Brewing Co.
Constellation Brands	Hormel Foods Corporation	Campbell Soup Co.
The Hershey Company	The J.M. Smucker Company	Brown-Forman
McCormick & Company, Inc.	Monster Beverage Corp.
Our total compensation package is targeted at the median of our Compensation Peer Group. Actual incentive compensation payouts will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance relative to our Performance Peer Group. Again, the design drives pay for performance. We believe this approach allows Kellogg to recruit the best talent for the organization and pay for performance, while controlling compensation expense.
Process.    Each year, the C&T Committee follows a consistent, rigorous process to determine compensation for the NEOs:

•
The independent compensation consultant presents the Committee with relevant compensation information such as a market assessment, Compensation Peer Group benchmarking data, information about other relevant market practices, and emerging trends.

•	This compensation information provides detailed information for both CEO compensation the compensation for the NEO’s.

•
The independent consultant makes recommendations to the Committee regarding target levels for each pay element for the CEO, and the CEO makes recommendations to the Committee regarding the performance and compensation for each NEO (other than himself).

•
Based on its review of performance versus our operating plan, performance against the Performance Peer Group, individual performance, input from the independent compensation consultant and other factors, the Committee makes recommendations to the independent members of the Board regarding the compensation for the CEO and the other NEOs.

•	The independent members of the Board determine the compensation of the CEO and the other NEOs.
Verification Tools.  The C&T Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Committee reviews “pay tallies,” which include a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments, and wealth accumulation. In connection with this review, no unintended consequences or other concerns of the compensation program design were discovered. In addition, the Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. In addition, our Committee uses a key financial metric, TSR, as a tool to verify our pay for performance connection.
D.    Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants, three-year EPP awards and restricted stock units (except for the CEO, who does not receive any restricted stock units).
Total Compensation.  We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.
Key elements of our 2018 NEO compensation program are as follows.

Element		Performance / Vesting Period (yrs.)	Purpose	Characteristics

Fixed	Base Salaries	—	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually.
	Retirement Plans	Long-Term	In order to assist employees with savings for retirement, we provide both matching and fixed Company contributions based on employee deferrals and years of service, respectively.	Fixed component; however, contributions vary based on employee elections.

Performance - Based	Annual Incentives (AIP)	1	Promotes achieving our annual corporate and business unit financial goals, as well as people safety, food safety and diversity and inclusion.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.
	Long-Term Incentives (EPP and Options)	3	Promotes (a) achieving our long-term corporate financial goals through the EPP and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Retention - Based	Long-Term Incentives (RSUs)	3	Creates a balanced long-term incentive program, helping to manage equity utilization while aligning to market practice.	Cliff vesting provides retention value; improved stock price performance enhances overall value of awards.

Other	Post-Termination Compensation	—	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.
Base Salaries.    The Committee considers a number of factors when determining NEO base salaries including experience, proficiency, individual contributions, job market conditions, sustained performance in role, and the individual’s current base salary compared with those of persons in similar positions at other companies in the Compensation Peer Group. Annually, the C&T Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2018, the NEOs received base salary merit increases that, in the Committee’s view, correctly positioned each NEO’s appropriately to the market.
Annual Incentives.    Annual incentive plan (“AIP”) awards to the NEOs are paid under the terms of the Kellogg Company 2017 Long-Term Incentive Plan (“LTIP”), which was approved by the Shareowners and is administered by the C&T Committee.
As part of its AIP methodology, at the beginning of fiscal 2018, the Committee established annual incentive opportunities for each NEO as a percentage of the executive’s base salary (“AIP Target”). Each year, the Committee sets performance ranges (which we refer to as “bandwidths”) centered on both financial and non-financial performance targets. For performance year 2018, the financial metrics (90% weighting) consisted of net sales (“AIP Net Sales”) and currency-neutral adjusted operating profit (“AIP Operating Profit”) and non-financial metrics (10% weighting) of People Safety, Food Safety/Quality and Diversity & Inclusion to help determine what percentage of the AIP Target would be paid out to each NEO.
The C&T Committee and management believe that by using the financial metrics of AIP Net Sales and AIP Operating Profit, Kellogg is encouraging profitable growth and cash generation for Shareowners. The Committee and management further believe that the financial metrics should measure comparable operating performance, as such measures provide a clearer view into the Company’s underlying performance. Consequently, the AIP financial measures for AIP Net Sales and AIP Operating Profit exclude the impact of foreign currency translation, mark-to-market adjustments, dispositions and Multipro acquisition, and costs related to Project K. AIP Net Sales and AIP Operating Profit also reflect certain budgeted assumptions relating to integration costs and shipping day differences in our operating plan to facilitate year-to-year comparisons. As a result of the budgeted assumptions, performance reported in our financial statements may differ from performance against our AIP performance targets. AIP Net Sales and AIP Operating Profit are non-GAAP measures which will differ from the GAAP measures of operating profit or net sales growth.
The financial targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our business objectives. Targets are then compared with the forecasted performance of the Performance Peer Group to ensure that our operating plan targets are reasonable and challenging relative to the forecasted performance for the Performance Peer Group. Operating plan targets generally fall within the median range of forecasted performance for the Performance Peer Group. The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity.
In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to delivering results, strengthening the organization and creating the future for our business. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, the NEOs are assessed both against their level of individual achievement against these agreed upon goals and the alignment of their behavior in achieving those goals with our core values.
2018 AIP Payouts. For our 2018 AIP, the formulaic result of the Company’s 2018 performance is 92% of target. In exercising its judgment-based methodology to ensure pay is consistent with the Company’s performance, the C&T Committee considered a number of factors, including: (i) actual performance that was above the 2018 AIP financial targets for net sales; (ii) actual performance that was below target for operating profit growth; (iii) the Company’s performance versus the Performance Peer Group, including TSR; (iv) alignment of relative quartile performance and actual payout; (v) developing and launching the Company’s Deploy for Growth Strategy; (vi) key business activities, including progress against the Company’s 2018 priorities, such as reshaping our growth portfolio by expanding our emerging market footprint with the Multipro acquisition and executing the transition from DSD to a warehouse model in U.S. snacks; and (vii) the Company’s improved organic net sales performance in each region of the business, including strong growth in Europe, Latin America and Asia Pacific. Our NEOs received a payout of 92% of target, before consideration for individual performance.

•	Net sales. AIP Net Sales growth was 1.4% against a target of 0.2%.

•	Operating profit. AIP Operating Profit performance declined (1.7%) against a target of 6%.
Overall, the AIP Net Sales and AIP Operating Profit were below expectations, resulting in an AIP payout factor for the financial metrics of 90% of target.

For the non-financial metrics, objective and challenging performance targets were set at the beginning of the fiscal year for:

•	Food safety and quality measures. The Company continues to drive strong programs across the network; however, the Company did not meet target due to two supplier-related recalls.

•
Diversity and inclusion. The Company continues its focus on diversity and inclusion as an important enabler to its business. In 2018, the Company was slightly above target based on its results on hiring, promotions and turnover.

•	People safety. The Company was above target on its people safety metrics, and improved upon 2017 actual results in total recordable incidents and loss time incidents.
The AIP payout factor for the non-financial metrics was 105%, slightly ahead of target.
In exercising its judgment-based methodology to ensure appropriate pay for the Company’s performance, the C&T Committee considered a number of factors, including:

•	actual performance against the targets;

•	performance versus the Performance Peer Group, including TSR;

•	alignment between estimated quartile performance and quartile payout; and

•
key business activities, including progress against the Company’s 2018 priorities, such as reshaping our growth portfolio by expanding our emerging market footprint with the Multipro acquisition and executing the transition from DSD to a warehouse model in U.S. snacks.

For these reasons, the Committee determined that our NEOs should receive the formulaic payout of 92% of target for the 2018 AIP, before consideration for individual performance. The C&T Committee considered Mr. Pilnick's and Mr. Hirst’s individual performance in 2018, and awarded both an AIP payout equal to 117% of his AIP Target, consistent with the terms of the plan established at the beginning of the year.  The C&T Committee considered a number of factors in assessing Mr. Pilnick's individual performance, including his work on corporate development initiatives to shape the Company’s growth portfolio, and his leadership with respect to developing the Company’s Deploy for Growth strategy.  The C&T Committee considered a number of factors in assessing Mr. Hirst's individual performance, including his work on driving people safety around the globe; leading the Company’s strategic efforts with respect to Perfect Service, Perfect Store; and developing and implementing various supply chain productivity programs.
The chart below includes information about the 2018 AIP for each NEO.

	AIP Target		AIP Maximum	2018 AIP Payout (Paid in March 2019)
Name	% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)
Steve Cahillane	150%	1,875,000	3,750,000	92%	1,725,000
Fareed Khan	95%	675,165	1,350,330	92%	621,152
Chris Hood	98%	721,956	1,443,912	92%	664,200
Gary Pilnick	95%	712,500	1,425,000	117%	833,625
Alistair Hirst	90%	576,000	1,152,000	117%	673,920

(1)
For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year. Mr. Hood’s target is representative of a 90% AIP Target from 1/1/2018 through 6/30/2018, and a 105% AIP Target from 7/1/2018 through 12/31/2018.

Long-Term Incentives.    Long-term incentives are provided to our executives under the 2017 Long-Term Incentive Plan (“LTIP”), which was approved by our Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and units and performance shares and units (such as EPP awards).

All of the 2018 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the C&T Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. Long-term incentive awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our Compensation Peer Group. For 2018, the Committee determined that the NEOs, other than the CEO, would receive approximately 50% of their long-term incentive opportunity in performance shares (granted under the EPP), 40% in stock options, and the remaining 10% in Restricted Stock Units (“RSUs”). The Committee determined that the CEO would receive approximately 60% of his long-term incentive opportunity in performance shares (granted under the EPP) and the remaining 40% in stock options. The Committee established this mix of awards after considering our Core Principles, Compensation Peer Group practices and cost implications.
Executive Performance Plan.    The EPP is a stock-based, pay for performance, three-year incentive plan` intended to focus senior management on achieving critical three-year operational goals. The performance levels are based on our long-range operating plan to be challenging and drive sustainable growth. The EPP contemplates the use of various metrics, as determined by the C&T Committee from time to time. The Committee periodically changes the metrics as a way to ensure the business focuses on driving long-term value for our Shareowners.

•
2016-2018 EPP. The payout for the 2016-2018 EPP is 85% of target. For the 2016-2018 EPP, the metrics were currency-neutral adjusted operating profit (“EPP Operating Profit”) growth and relative total shareowner return (“EPP TSR”), which were chosen to drive key business goals and increase Shareowner value. Vested EPP awards are paid in Kellogg common stock.

The 2016-2018 EPP performance period ended on December 29, 2018 (the last day of fiscal 2018). In February 2019, after Kellogg’s 2018 annual audited financial statements were completed, the C&T Committee reviewed our performance versus the EPP Operating Profit target established in 2016 for purposes of Section 162(m). The Committee determined that the target set for purposes of Section 162(m) had been reached. The Committee then considered other aspects of company performance and used a judgment-based methodology in exercising its discretion to determine the actual payout for the NEOs.
For the 2016-2018 EPP, the Company delivered an operating profit annual growth rate of 4%, which is at the bottom of the 4-6% target. With respect to relative TSR, the Company was at the 37th percentile of the TSR Peer Group. Those factors, if unadjusted, would have resulted in a payout up to 125% of the share target amount. The Committee concluded that a payout of 85% of target was appropriate for the Company’s performance during this period after considering the financial performance as well as (i) operating profit delivery, which was in the top third of the TSR Peer Group for the performance period; (ii) sales growth delivery, which was in the top half of the TSR Peer Group for the performance period; (iii) historical benchmarking data relating to quartile payout and performance of our peer groups; (iv) launching and executing of Zero-Based Budgeting; and (v) developing and launching the Deploy for Growth Strategy in 2018 with the goal of accelerating profitable top-line growth. The 2016-2018 EPP awards vested in February 2019.

•
2018-2020 EPP.  The C&T Committee reviews the EPP metrics annually and receives input on the metrics from FW Cook and through the Company’s Shareowner outreach program. For the 2018-2020 EPP, the metric of relative TSR, which ties directly to the creation of Shareowner value was maintained. The second metric was changed to organic net sales growth.

In 2018, the Committee also set each individual’s EPP target at 50% of their total long-term incentive opportunity (60% for the CEO). Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target. Dividend equivalents are not accrued on unvested EPP awards. For the 2018-2020 EPP, the performance targets are organic net sales growth (excluding acquisitions during the performance period, adjusted for changes in accounting rules) and TSR relative to the relevant peer group. The 2018-2020 EPP cycle began on December 31, 2018 (first day of fiscal 2018) and concludes on January 2, 2021 (last day of fiscal 2020). The 2018-2020 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.

The chart below includes information about 2016-2018 EPP opportunities and actual payouts:

Name		EPP Target Share Amount (#)	EPP Maximum Share Amount (#)	2016-2018 EPP Payout (Paid in February 2019)
				% of EPP Target	Share Amount (#)	Pre-tax Value Realized ($)(1)
Steve Cahillane	(2)	—	—	85%	—	—
Fareed Khan	(2)	—	—	85%	—	—
Chris Hood		9,800	19,600	85%	8,330	472,561
Gary Pilnick		12,400	24,800	85%	10,540	597,934
Alistair Hirst		8,200	16,400	85%	6,970	395,408

(1)	The payout is calculated by multiplying the earned shares by the closing price of our common stock on February 22, 2019, which was $56.73 per share.

(2)	Mr. Cahillane joined Kellogg as President and CEO in October 2017, Mr. Khan joined Kellogg as CFO in February 2017. Consequently, neither participated in the 2016-2018 EPP.
Stock Options.    The C&T Committee believes stock options align NEOs with Shareowners and are a strong pay for performance vehicle because the options provide value to the NEO only if our stock price increases after the grants are made. Individual awards at grant may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant. The vesting period for stock option awards to our NEOs is three equal annual installments. Stock options are exercisable for ten years after grant, which further drives Shareowner alignment by encouraging a focus on long-term growth and stock performance. The per-share exercise price for options granted in 2018 is $69.66.
Restricted Stock and Restricted Stock Units. In 2018, the Company granted RSUs as part of the annual long-term incentive awards for NEOs, other than the CEO. We also award restricted stock and RSUs from time to time to select employees for a variety of reasons including performance, recruiting and retention, although none of these awards were granted to any NEO in 2018.
Other Compensation Elements.

•
Post-Termination Compensation.  The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the Compensation Peer Group and general industry practices, are payable if and only if the executive’s employment is terminated by the Company without cause. The Kellogg Severance Benefit Plan and the Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our NEOs is payable in the amount of two times the current annual salary. The Change in Control Policy is also consistent with market practices, and cash compensation following a change in control for the continuing NEOs is payable in the amount of two times the current annual salary plus two times the current target annual incentive award.  For more information, please refer to “Potential Post-Employment Payments,” which begins on page 54 of this proxy statement.

•
Retirement Plans.  Effective January 1, 2019, all NEO’s are eligible to participate in the Kellogg-provided defined contribution plan, which provides for both matching and fixed Company contributions based on employee deferrals and years of service, respectively. In 2019, all NEO’s will participate in the Kellogg-provided defined contribution plan. Prior to 2019, Mr. Hood participated in a separate Kellogg-provided defined contribution plan established for new employees of the Company due to the Pringles acquisition. The plan provides fixed Company contributions based on years of service and base salary to those salaried employees. As of December 31, 2018, benefits are no longer provided in this plan to salaried employees and covered employees will begin participating in the same defined contribution plans as all other salaried employees. Prior to 2019, Mr. Pilnick and Mr. Hirst were eligible to participate in Kellogg-provided defined benefit pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of eligible employees. In September 2017, the Company amended salaried defined benefit pension plans in the U.S. and Canada to freeze the compensation and service periods used to calculate benefits. As of December 31, 2018, employees covered by those plans will begin participating in the same defined contribution plans as all other salaried employees.
Amounts earned under long-term incentive programs are not included when determining retirement benefits for any plan participants. In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 49 of this proxy statement.

•
Perquisites.  The Company provides limited perquisites to the NEOs. The Summary Compensation Table beginning on page 41 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

•
Employee Stock Purchase Plan.  We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.

E.	Compensation Policies.
Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	6x annual base salary
Other Named Executive Officers	3x annual base salary
These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. For purposes of complying with our guidelines, stock considered owned includes shares owned outright, shares acquired through the employee stock purchase plan, and 60% of unvested restricted stock and restricted stock units.
The Company has a holding period which requires that all of our NEOs hold all shares received (net of tax) from option or stock awards (including EPP awards) until their respective ownership guideline is met. All of our NEOs currently meet or are on track to meet their ownership guideline. The C&T Committee reviews compliance with the guidelines on an annual basis.
Practices Regarding the Grant of Equity Awards.    The C&T Committee has generally followed a practice of making all option grants to executive officers on a single date each year. The Committee reviews and approves an overall stock option pool for all participating employees and recommendations for individual option grants to executives.
The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within a few weeks following our final earnings release for the previous fiscal year. We believe it is appropriate for annual awards to be made shortly after the time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP and annual RSU awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.
All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the closing stock price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.
Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. Our NEOs and other officers may not pledge shares or enter into any risk hedging arrangements with respect to Kellogg stock. NEOs may not hold Kellogg stock in a margin account or pledge Kellogg stock as collateral for a loan. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.
Clawback Policies.    We maintain clawback provisions relating to stock options, and AIP, RSU and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of fraud or misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Similarly, under our AIP, RSU and EPP terms and conditions, in the event of fraud or misconduct causing a financial restatement, the AIP, RSU or EPP awards for the plan year of the restatement are subject to recoupment depending on the facts and circumstances of the event. Beginning in 2018, we expanded our provisions in all equity awards to require forfeiture of awards before vesting and clawback after vesting or exercise if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.
Deductibility of Compensation and Other Related Issues.   Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the Company’s deductions for compensation paid to specified executive officers (“Covered Employees”). For taxable years beginning before January 1, 2018, the Covered Employees consisted of a corporation’s chief executive officer and up to three other highly compensated executive officers (other than the chief financial officer), and qualifying “performance-based compensation” was not subject to this limitation if specified requirements were met (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by shareholders).
Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, (i) the remuneration of a public corporation’s chief financial officer is now also subject to the deduction limit, (ii) once an individual is considered a Covered Employee with respect to a taxable year, he or she will be considered a Covered Employee for all future years, including after termination of employment or death, and (iii) the exemption from the deduction limit for “performance-based compensation” is no longer available. These changes do not apply to remuneration provided under a binding written contract in effect on November 2, 2017, which is not materially modified after that date. Consequently, for taxable years beginning after December 31, 2017, no remuneration in excess of $1 million paid to a Covered Employee will be deductible unless such compensation is granted pursuant to a written binding contract that was in effect prior to November 2, 2017.
While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our Shareowners. In specific instances we have, and in the future may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program. Further, the C&T Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the objectives of Kellogg and of our executive compensation program.
We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s end of employment. The only NEO affected by this policy in 2018 was Mr. Cahillane who deferred $231,562 of his salary.
The C&T Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the approval of the payout or payment to the executive.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

As detailed in its charter, the C&T Committee oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and our proxy statement to be filed in connection with our 2019 Annual Meeting of Shareowners, each of which will be filed with the SEC.
COMPENSATION AND TALENT MANAGEMENT COMMITTEE
Mary Laschinger, Chair
Zachary Gund
Don Knauss
Carolyn Tastad

EXECUTIVE COMPENSATION

Summary Compensation Table.
The following narrative, tables and footnotes describe the “total compensation” earned by our NEOs during 2018, 2017 and 2016 (and only for 2018 for Mr. Hirst). The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2018, 2017 and 2016. The actual value realized by our NEOs in 2018 from long-term incentives is presented in the Option Exercises and Stock Vested Table on page 48 of this proxy statement. Target annual and long-term incentive awards for 2018 are presented in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.
The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:
Salary.    Base salary earned during 2018. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Base Salaries.”
Bonus.    We did not pay any discretionary bonuses to any NEOs in 2018. Each NEO, earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock unit awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the fiscal year ended December 29, 2018. Details about the EPP awards granted in 2018 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.
Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. Details about the option awards made during 2018 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.
Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive AIP awards granted and earned in 2018, 2017 and in 2016. At the outset of each year, the C&T Committee grants AIP awards to the NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”
Change in Pension Value.  The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2018, 2017 and 2016 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Director and Officer Liability, Travel Accident and Group Personal Excess Insurance. Director and officer liability insurance (“D&O Insurance”) insures our NEOs against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Travel accident insurance provides benefits to our NEOs in the event of death or disability (permanent and total) during travel on Kellogg chartered and/or commercial aircraft. Group personal excess insurance insures our NEOs for damages that an NEO is required to pay for personal injury or property damage in excess of damages covered by underlying insurance. Our D&O Insurance, travel accident insurance, and group personal excess insurance cover employees and others in addition to NEOs and do not break out the premium by covered individual or groups of individuals and, therefore, a dollar amount cannot be assigned for individual NEOs.
All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2018 were primarily comprised of domestic and international relocation, Company retirement benefit contributions and the cost of death benefits.
Summary Compensation Table
It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($)(5)		All Other Compen- sation ($)(6)	Total ($)
Steve Cahillane	2018	1,250,002	—	4,477,410	2,384,096	1,725,000	—		153,484	9,989,992
Chairman and Chief Executive Officer	2017	288,462	1,500,000	2,666,752	—	468,750	—		23,640	4,947,604
Fareed Khan	2018	705,131	—	1,121,778	612,696	621,152	—		41,060	3,101,817
Senior Vice President and Chief Financial Officer	2017	583,836	653,000	1,385,624	1,098,857	542,538	—		52,273	4,316,128
Chris Hood	2018	663,925	—	922,446	500,160	664,200	—		1,197,550	3,948,281
Senior Vice President, President, Kellogg North America	2017	576,439	—	1,251,414	452,396	368,550	—		745,364	3,394,163
	2016	540,896	—	784,490	479,710	497,900	—		562,371	2,865,367
Gary Pilnick	2018	744,613	—	1,157,121	631,452	833,625	24,000		82,400	3,473,211
Vice Chairman, Corporate Development and Chief Legal Officer	2017	727,307	—	1,578,511	571,837	797,525	1,075,000		86,905	4,837,085
	2016	719,092	—	992,620	608,938	752,400	674,000		93,822	3,840,872
Alistair Hirst	2018	632,451	—	965,034	524,126	673,920	—	(7)	72,633	2,868,164
Senior Vice President, Global Supply Chain

(1)	Represents one-time payments in connection with the commencement of employment.

(2)
Reflects the aggregate grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

Name	Year	EPP ($)	RSU ($)	Total ($)
Steve Cahillane	2018	4,477,410	—	4,477,410
	2017	—	2,666,752	2,666,752
Fareed Khan	2018	956,340	165,438	1,121,778
	2017	724,356	661,268	1,385,624
Chris Hood	2018	782,460	139,986	922,446
	2017	643,872	607,542	1,251,414
	2016	784,490	—	784,490
Gary Pilnick	2018	985,320	171,801	1,157,121
	2017	818,254	760,257	1,578,511
	2016	992,620	—	992,620
Alistair Hirst	2018	818,685	146,349	965,034

(3)
The actual EPP payout can range from 0% to 200% of the target. If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Cahillane $8,954,820 for 2018; Mr. Khan: $1,912,680, and $1,448,712 for 2018 and 2017 respectively; Mr. Hood: $1,564,920, $1,287,744, and $1,568,980 for 2018, 2017, and 2016 respectively; Mr. Pilnick: $1,970,640, $1,636,508, and $1,985,240 for 2018, 2017, and 2016, respectively; and Mr. Hirst: $1,637,370 for 2018.

(4)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(5)
Represents the actuarial increase during 2018 (for 2018 compensation), 2017 (for 2017 compensation) and 2016 (for 2016 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). In 2018, the primary factors impacting the pension value include increases in age, service, and pay, and changes in the discount rate. Mr. Cahillane, Mr. Khan, and Mr. Hood are not participants in the defined benefit pension plans and, instead, participate in Kellogg-provided defined contribution plans.

(6)
The table below presents an itemized account of “All Other Compensation” provided in 2018 to the NEOs. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

Name	Kellogg Contributions to S&I and Restoration Plans (a) ($)	Company Paid Death Benefit (b) ($)	Financial Planning Assistance (c) ($)	Physical Exams (d) ($)	Relocation and Assignment (e)($)	Total ($)
Steve Cahillane	49,039	4,740	6,000	4,407	89,298	153,484
Fareed Khan	21,154	2,697	4,140	—	13,069	41,060
Chris Hood	122,436	2,806	6,000	2,668	1,063,640	1,197,550
Gary Pilnick	61,686	14,714	6,000	—	—	82,400
Alistair Hirst	49,227	17,406	6,000	—	—	72,633

(a)
For information about our Savings & Investment Plan and Restoration Plan and the Pringles Savings & Investment Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Defined Contribution Plans” beginning on page 49.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, and Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	Actual cost of a physical health exam.

(e)
The payments related to Mr. Cahillane and Mr. Khan are pursuant to our U.S. domestic relocation policy that applies to all employees, and relate to their personal relocations after commencement of their employment. As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to manage through disruption and ensure that the employees not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. The payments related to Mr. Hood are pursuant to our reimbursement policy on relocation and temporary international assignment, applicable to eligible employees who relocate at the request of Kellogg. Mr. Hood was relocated to our offices in the United States in July 2018 to manage our Kellogg North America region. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment: relocation related payments ($503,732) to relocate Mr. Hood back to the United States and finalize ongoing expatriate costs associated with his assignment in Switzerland; and tax equalization and other payments ($559,908) to ensure that Mr. Hood bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Hood remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

(7)	The actuarial value of pension for Mr. Hirst decreased by $77,000 for 2018 as a result of his continuing active employment despite his eligibility for an unreduced benefit.
Grant of Plan-Based Awards Table.
During 2018, we granted the following plan-based awards to our NEOs:

•	Stock Options;

•	2018 AIP grants (annual cash performance-based awards) paid in March 2018;

•	2018-2020 EPP grants (multi-year stock performance-based awards); and

•	Restricted stock unit grants.
Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Max- imum ($)	Thres- hold (#)	Target (#)	Max- imum (#)
Steve Cahillane
Stock options(5)	2/16/2018								228,800	69.66	2,384,096	(3)
2018 AIP		—	1,875,000	3,750,000
2018-20 EPP	2/16/2018				—	61,800	123,600				4,477,410	(4)
2018 RSU (6)
Fareed Khan
Stock options	2/16/2018								58,800	69.66	612,696	(3)
2018 AIP		—	675,165	1,350,330
2018-20 EPP	2/16/2018				—	13,200	26,400				956,340	(4)
2018 RSU (7)	2/16/2018							2,600			165,438	(2)
Chris Hood
Stock options	2/16/2018								48,000	69.66	500,160	(3)
2018 AIP		—	721,956	1,443,912
2018-20 EPP	2/16/2018				—	10,800	21,600				782,460	(4)
2018 RSU (7)	2/16/2018							2,200			139,986	(2)
Gary Pilnick
Stock options	2/16/2018								60,600	69.66	631,452	(3)
2018 AIP		—	712,500	1,425,000
2018-20 EPP	2/16/2018				—	13,600	27,200				985,320	(4)
2018 RSU (7)	2/16/2018							2,700			171,801	(2)
Alistair Hirst
Stock options	2/16/2018								50,300	69.66	524,126	(3)
2018 AIP		—	576,000	1,152,000
2018-20 EPP	2/16/2018				—	11,300	22,600				818,685	(4)
2018 RSU (7)	2/16/2018							2,300			146,349	(2)

(1)
Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2018 under the 2018 AIP for each of our NEOs. The actual amount of AIP paid can range from 0% to 200% of the target. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2018 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2018 AIP.

(2)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The grant-date fair value of the restricted stock units will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the value of the shares upon vesting.

(3)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(4)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

(5)
These awards were originally granted in February 2018 as part of Mr. Cahillane’s annual long-term incentive awards. They were cancelled and immediately regranted on June 7, 2018 following the amendment of Kellogg’s LTIP in order to clarify a definition in the LTIP as it was originally adopted. The regranted awards have the identical terms, pricing and vesting schedule as the cancelled awards (including, in the case of options, an exercise price that was higher than our stock price on the date of regrant). The “Grant Date Fair Value of Stock Options and Awards” column reflects the fair value of the options on the original grant date, which was higher than the fair value on the date of regrant.

(6)
This table does not include 47,350 restricted stock units that were originally granted in 2017 in connection with Mr. Cahillane’s hiring. These awards were cancelled and immediately regranted on June 7, 2018 following the amendment of Kellogg’s LTIP in order to clarify a definition in the LTIP as it was originally adopted. The regranted restricted stock units have the same terms and vesting schedule as the cancelled awards.

(7)	The restricted stock units will vest in full on February 16, 2021, the third anniversary of the grant date.
Outstanding Equity Awards at Fiscal Year-End Table.
The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2018:
Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.
Restricted Stock and Restricted Stock Units (disclosed under the “Stock Awards” columns). We award restricted stock units (“RSUs”) from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives.
2016-2018 EPP Grants (disclosed under the “Stock Awards” columns). The 2016-2018 EPP cycle began on January 3, 2016 (first day of fiscal 2016) and concludes on December 29, 2018 (last day of fiscal 2018). Dividends are not paid on unvested EPP awards. The 2016-2018 awards are based on currency-neutral adjusted operating profit and relative TSR. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2017-2019 EPP Grants (disclosed under the “Stock Awards” columns). The 2017-2019 EPP cycle began on January 1, 2017 (first day of fiscal 2017) and concludes on December 28, 2019 (last day of fiscal 2019). Dividends are not paid on unvested EPP awards. The 2017-2019 awards are based on currency-neutral adjusted operating margin percentage during 2019 and relative TSR. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.
2018-2020 EPP Grants (disclosed under the “Stock Awards” columns). The 2018-2020 EPP cycle began on December 31, 2017 (first day of fiscal 2018) and concludes on January 2, 2021 (last day of fiscal 2020). Dividends are not paid on unvested EPP awards. The 2018-2020 awards are based on organic net sales growth and relative TSR. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Steve Cahillane
Options	—	228,800	(12)		69.66	2/16/2028
RSU (14)							47,350	2,710,788
2018-20 EPP									123,600	7,076,100
Fareed Khan
Options	34,653	69,307	(11)		72.90	2/17/2027
	—	58,800	(12)		69.66	2/16/2028
RSU (15)							12,480	714,480
2017-19 EPP									21,600	1,236,600
2018-20 EPP									26,400	1,511,400
Chris Hood
Options	41,100	—			60.01	2/22/2023
	39,200	—			59.95	2/21/2024
	34,300	—			64.09	2/20/2025
	32,666	16,334	(10)		75.52	2/19/2026
	14,266	28,534	(11)		72.90	2/17/2027
	—	48,000	(12)		69.66	2/16/2028
RSU (16)							4,100	234,725
RSU (19)									8,540	488,915
2016-18 EPP (13)									19,600	1,122,100
2017-19 EPP									19,200	1,099,200
2018-20 EPP									21,600	1,236,600
Gary Pilnick
Options	50,200	—			60.01	2/22/2023
	64,800	—			59.95	2/21/2024
	49,300	—			64.09	2/20/2025
	41,466	20,734	(10)		75.52	2/19/2026
	18,033	36,067	(11)		72.90	2/17/2027
	—	60,600	(12)		69.66	2/16/2028
RSU (17)							5,100	291,975
RSU (19)									10,660	610,285
2016-18 EPP (13)									24,800	1,419,800
2017-19 EPP									24,400	1,396,900
2018-20 EPP									27,200	1,557,200
Alistair Hirst
Options	36,700	—			60.01	2/22/2023
	57,700	—			59.95	2/21/2024
	41,800	—			64.09	2/20/2025
	27,400	13,700	(10)		75.52	2/19/2026
	12,000	24,000	(11)		72.90	2/17/2027
	—	50,300	(12)		69.66	2/16/2028
RSU (18)							3,900	223,275
RSU (19)									8,930	511,243
2016-18 EPP (13)									16,400	938,900
2017-19 EPP									16,200	927,450
2018-20 EPP									22,600	1,293,850

(1)
On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)
On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)
Represents the number of shares of stock that have not vested and that are not reported in Column 9 - “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on December 29, 2018 (the last trading day of fiscal 2018).

(8)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)
Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 29, 2018 (the last trading day of fiscal 2018). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 19, 2017; one-third vested on February 19, 2018; and one-third vested on February 19, 2019.

(11)	One-third of these options vested on February 17, 2018, one-third vested on February 17, 2019 and one-third will vest on February 17, 2020

(12)	One-third of these options vested on February 16, 2019; one-third will vest on February 16, 2020; and one-third will vest February 20, 2021.

(13)	Vested on February 22, 2019; for actual payout amounts see the 2016-2018 EPP table on page 35.

(14)	These RSUs will vest on October 1, 2020.

(15)	These RSUs will vest on February 17, 2020 (9,880 units) and February 16, 2021 (2,600).

(16)	These RSUs will vest on February 17, 2020 (1,900 units) and February 16, 2021 (2,200 units).

(17)	These RSUs will vest on February 17, 2020 (2,400) and February 16, 2021 (2,700).

(18)	These RSUs will vest on February 17, 2020 (1,600) and February 16, 2021 (2,300).

(19)
These RSUs will vest on October 4, 2019 if Kellogg exceeds a diluted earnings per share threshold commencing at the beginning of the fourth quarter of fiscal 2017 and ending at the end of the third quarter of fiscal 2019.

Option Exercises and Stock Vested Table.
With respect to our NEOs, this table shows the stock options exercised by such officers during 2018 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. The table represents value realized on options that have been granted to the NEOs since 2008.
The 2015-2017 EPP cycle began on January 4, 2015 (first day of fiscal 2015) and concluded on December 30, 2017 (last day of fiscal 2017). Although the performance period ended on December 30, 2017, each NEO had to be actively employed by Kellogg on the date the awards vested (February 20, 2018) in order to be eligible to receive a payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Steve Cahillane	—	—	—	—
Fareed Khan	—	—	—	—
Chris Hood	—	—	5,400	376,164
Gary Pilnick	67,700	1,335,161	7,800	543,348
Alistair Hirst	—	—	6,600	459,756

(1)
Does not reflect the payout of 2016-2018 EPP awards. The 2016-2018 EPP cycle concluded on December 29, 2018 (last day of fiscal 2018). Each NEO had to be actively employed by Kellogg on the date the awards vested (February 22, 2019) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2016-2018 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND
DEFERRED COMPENSATION PLANS

Our NEOs are eligible to receive retirement benefits from Kellogg. The C&T Committee utilizes survey information for Fortune 500 companies and our peer group compiled by Aon Hewitt, Willis Towers Watson, and Mercer to help determine the appropriate level of benefits. The C&T Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Our NEOs participate in the same plans (with exceptions noted) as our eligible U.S. salaried employees. The total retirement benefit is provided through a combination of qualified and non-qualified defined contribution savings and investment plans, and qualified and non-qualified defined benefit pension plans. Eligibility for the different plans provided by Kellogg varies by NEO.
The Company established the Pringles Savings & Investment Plan on June 1, 2012 to provide retirement benefits to salaried employees who joined Kellogg through our acquisition of Pringles. As of of December 31, 2018, benefits are no longer provided in this plan to salaried employees and covered employees will begin participating in the same defined contribution plans as all other salaried employees.
In September 2017, the Company amended certain defined benefit pension plans and associated “restoration plans” in the U.S., Canada, United Kingdom and the Republic of Ireland for salaried employees. As of December 31, 2018, the amendment froze the compensation and service periods used to calculate pension benefits for active salaried employees who participate in the affected pension plans. Beginning January 1, 2019, impacted employees will no longer accrue additional benefits under these plans for future service and eligible compensation received under these plans, and will participate in the same defined contribution plans as all other salaried employees.
Our U.S. savings and investment program includes a non-qualified restoration plan for our U.S. executives, which allows us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to this plan as a “restoration plan” because it restores benefits that would otherwise be available under the plan. This plan uses the same benefit formulas as our broad-based IRS qualified plans, and use the same type of compensation to determine benefit amounts.
Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock and restricted stock units are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.
The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, thus, an individual’s performance over time will influence the level of his or her retirement benefits
Defined Contribution Plans.
We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our principal defined contribution plans are composed of (1) the Kellogg Savings & Investment Plan (“Kellogg S&I Plan”) (which is a qualified plan available to substantially all salaried employees) and (2) the Kellogg Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. All of our NEOs are participants in both of these plans.
We also offer a separate qualified defined contribution plan for salaried employees who joined Kellogg as part of our acquisition of Pringles: The Pringles Savings & Investment Plan (which is a qualified plan available to salaried employees that joined the Company through the acquisition of Pringles) and which is described below. Mr. Hood previously participated in this plan.
Kellogg S&I Plan
Under this plan, employees can defer up to 50% of base salary plus annual incentives. Distributions are generally made after termination (directly to employee or rolled over to another account) or when an employee reaches age 59 and a half. In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under the Kellogg S&I Plan, we match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by an employee. Any amount of matching contributions or employee contributions in excess of IRS limits will be made to the Restoration Plan.
Additionally, the Company provides a fixed Retirement Contribution to the Kellogg S&I Plan. The Retirement Contribution is a fixed 3%, 5% or 7% of base salary, for employees with up to 10 years of service, between 10 and 20 years of service or greater than 20 years of service, respectively. The Retirement Contribution vests upon an employee’s third anniversary of employment.
Pringles Savings & Investment Plan
The Pringles Savings & Investment Plan was a qualified defined contribution plan that was established June 1, 2012 to provide retirement benefits to salaried employees who joined Kellogg through our acquisition of Pringles. Mr. Hood previously participated in the Pringles Savings & Investment Plan. As of December 31, 2018, benefits are no longer be provided in this plan to salaried employees and covered employees will begin participating in the same Kellogg S&I Plan as all other salaried employees.
Non-Qualified Deferred Contribution Plans
Restoration Plan
Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allow for deferrals after December 31, 2004 under IRS regulations issued under Section 409A of the Internal Revenue Code. Deferrals after December 31, 2004 are included in a new Restoration Plan, which complies with IRS regulations under Section 409A.
Under this plan, eligible employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution payment alternative elected under the plan.  Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.
In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals for eligible employees who also participate in the Kellogg S&I Plan. We match 100% of employee deferral contributions up to 3% of eligible compensation (i.e., base salary plus annual incentive), and 50% of employee deferral contributions between 3% and 5% of eligible compensation. No Kellogg matching contributions are provided above 5% of eligible compensation deferred by employees, and no Kellogg matching contributions are provided to employees who participate in the Pringles Savings & Investment Plan.  Kellogg matching contributions are immediately vested.
Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plans. The Restoration Plan allows us to provide (1) the same matching contribution and fixed retirement contribution, as a percentage of eligible compensation, to impacted employees as other employees who participate in the Kellogg S&I Plan, and (2) the same discretionary employer contribution, as a percentage of eligible compensation, to impacted employees under the Pringles Savings & Investment Plan.
All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Kellogg S&I Plan and the Pringles Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been 1.98% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

Executive Deferral Program
We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s end of employment. The only NEO affected by this policy in 2018 was Mr. Cahillane who deferred $231,562 of his salary.
The following table provides information with respect to our Non-Qualified Deferred Compensation Plans, as applicable to each NEO. This table excludes information with respect to our Savings & Investment Plan and Pringles Savings & Investment Plan, which are qualified plans available to salaried Kellogg employees as described above. The information for Mr. Cahillane also includes deferrals under our Executive Deferral Program.
Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
Steve Cahillane	303,750	40,789	(27,291)	—	327,430
Fareed Khan	—	12,904	287	—	22,647
Chris Hood	47,874	84,636	9,763	—	501,340
Gary Pilnick	67,684	54,147	44,038	—	2,149,008
Alistair Hirst	191,136	38,227	26,084	—	1,339,938

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2018.

(4)
Aggregate balance as of December 29, 2018 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	The amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated.

Name	Fiscal Year	Reported Amounts ($)
Steve Cahillane	2018	344,538
	2017	10,169
Fareed Khan	2018	12,904
	2017	9,415
Chris Hood	2018	132,509
	2017	118,003
	2016	90,466
Gary Pilnick	2018	121,831
	2017	116,559
	2016	133,171
Alistair Hirst	2018	229,363
Pension Plans.
Our U.S. pension plans are composed of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the

“U.S. Pension Plans”). Mr. Hirst and Mr. Pilnick are participants in our U.S. Pension Plans. Since 2008, Mr. Pilnick has been treated as a grandfathered participant under these plans.
Below is an overview of our current U.S. Pension Plans in which these NEOs participate.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service. Benefit accruals were frozen for salaried employees as of the close of December 31, 2018.
Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Qualified Pension Plan. Benefit accruals were frozen for salaried employees as of the close of December 31, 2018.

Eligibility	Salaried employees and certain hourly and union employees. Pension plans closed to new participants beginning January 1, 2010.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who were hired prior to August 1, 2002 and who were 40 years of age or older or had 10 or more years of service as of January 1, 2003.
Retirement Eligibility
Full Unreduced Benefit:
•    Normal retirement age 65
•    Age 55 with 30 or more years of service
•    Age 62 with 5 years of service
Reduced Benefit:
•    Age 55 with 20 years of service
•    Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings
Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, restricted stock unit grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through December 29, 2018 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 4.35% for the Qualified Pension Plan and 4.31% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 4.31% and current statutory mortality under the Pension Protection Act for each NEO participating in our pension plan. For further information on our accounting for pension plans, refer to Note 10 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The actuarial increase in 2018 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”. No payments were made to our NEOs under the Pension Plans during 2018. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to qualify for 409A treatment. For Mr. Hirst, all of his years of service are reflected in the ‘2005 and After’ plan because he first became eligible for the U.S. pension plans in 2005 when he transferred from U.K. payroll to U.S. payroll. Per the terms of our U.S. pension plans, all of his years of service working for Kellogg in the U.K. and South Africa were included as years of service in the U.S. plan upon his transfer to U.S. payroll, with offsets for any retirement benefits he earned working for Kellogg in the U.K. and South Africa.
Pension Benefits Table

Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gary Pilnick	U.S. Qualified Pension Plan	18.33	470,000	—
	Non-Qualified Plan (2004 and before)	—	—	—
	Non-Qualified Plan (2005 and after)	18.33	3,852,000	—
	TOTAL		4,322,000	—
Alistair Hirst	U.S. Qualified Pension Plan	35.00	803,000	—
	Non-Qualified Plan (2004 and before)	—	—	—
	Non-Qualified Plan (2005 and after)	35.00	7,595,000	—
	TOTAL		8,398,000	—

(1)	Information regarding Mr. Cahillane, Mr. Khan and Mr. Hood is not presented in this table because these individuals are not participants in our U.S. Pension Plans.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.
The following sections present calculations, as of December 29, 2018, of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.
In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he or she has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”
Severance Benefits.
The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. We believe these severance benefits are competitive with our Compensation Peer Group and general industry practices. The Kellogg Company Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.
The Kellogg Company Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement agreement from separated employees in exchange for the benefits provided under the program.
The Change in Control Policy provides market-based benefits to executives in connection with a change in control in the event an executive is terminated without cause or the executive terminates employment for “good reason.” The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.
If the employment of an executive (including an NEO) is terminated without cause, he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause.
In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. In 2016, the C&T Committee modified the Kellogg Company Severance Benefit Plan to harmonize benefits across all senior executives, which reduced benefits for certain NEOs. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and Company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) the elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the actual payout level, prorated as of the date of termination.

•
Previously-granted stock option and restricted stock awards continue to vest during the severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•
The executive is entitled to continue to participate in certain welfare and insurance benefits during the severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.
Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which includes a general release, non-compete, non-solicitation, non-disparagement and/or confidentiality provisions.
The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of December 29, 2018.

	Severance Pay
	Cash Compensation		Vesting of Unvested Equity			Benefits		Other
Name	Two Times Base Salary ($)	2018 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock Units ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Out- placement ($)	Total ($)
Steve Cahillane	2,500,000	1,725,000	—	—	2,710,788	104,000	—	12,375	7,052,163
Fareed Khan	1,421,400	621,152	—	—	714,480	104,000	—	12,375	2,873,407
Chris Hood	1,480,000	664,200	—	1,131,661	723,640	104,000	—	12,375	4,115,876
Gary Pilnick	1,500,000	833,625	—	709,900	902,260	104,000	(1,669,000)	12,375	2,393,160
Alistair Hirst	1,280,000	673,920	—	992,372	734,518	104,000	—	12,375	3,797,185

(1)	Represents the intrinsic value of unvested stock options and restricted stock units as of December 29, 2018 that would vest in connection with a termination, based on a stock price of $57.25.

(2)
Represents the value based on the actual number of shares paid out under the 2016-2018 EPP, which would be payable at our discretion, and a stock price of $57.25. For Mr. Hood and Mr. Hirst, who are retirement-eligible, includes the 2017-2019 EPP and 2018-2020 EPP prorated for the time worked during the performance period at a stock price of $57.25. Since our other NEOs are not retirement-eligible as of December 29, 2018, their 2017-2019 EPP and 2018-2020 EPP awards would be forfeited.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 29, 2018 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through December 29, 2018 appears in the Pension Benefits Table on page 53 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For Mr. Pilnick, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

Retirement, Disability and Death
Retirement.    In the event of retirement, an executive is entitled to (1) receive the benefits payable under our retirement plans and (2) prorated vesting of unvested stock options (depending on the terms and conditions of the award) and prorated vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and prorated vesting of his or her restricted stock units (depending on the terms and conditions of the award). In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement.
The following table presents the estimated benefits payable, based on retirement as of December 29, 2018, to Mr. Hood and Mr. Hirst, who are the only NEOs eligible for retirement as of December 29, 2018, assuming they retired on that date.

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards			Total
Name	Base Salary ($)(2)	2018 Annual Incentive ($)(3)	Stock Options ($)(4)	EPP Awards ($)(5)	Restricted Stock/Restricted Stock Units ($)	($)
Chris Hood	—	664,200	—	1,131,661	405,903	2,201,764
Alistair Hirst	—	673,920	—	992,372	410,712	2,077,004

(1)
Information regarding Mr. Cahillane, Mr. Khan and Mr. Pilnick is not presented in this table because these individuals were not retirement-eligible as of December 29, 2018. Information for Mr. Hood and Mr. Hirst is hypothetical based upon retirement as of December 29, 2018.

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)
Represents the intrinsic value of unvested stock options that would vest upon retirement as of December 29, 2018 based on a stock price of $57.25. For awards made prior to 2016, this would include all stock options, and for awards made in 2017 and 2018, this would include a prorated number of stock options.

(5)
Valued based on the actual number of shares paid out under the 2016-2018 EPP and the prorated target number of shares under the 2017-2019 EPP and 2018-2020 EPP and, in each case, a stock price of $57.25.

Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan (for NEOs eligible to participate in the Plan prior to January 1, 2011). However, the deceased NEO’s defined benefit pension benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of December 29, 2018.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
Name	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
Steve Cahillane	5,605,463	1,250,000	—	6,855,463	—	5,605,463
Fareed Khan	1,843,840	711,000	—	2,554,840	—	1,843,840
Chris Hood	2,201,764	740,000	—	2,941,764	—	2,201,764
Gary Pilnick	2,773,256	5,746,000	(1,930,000)	6,589,256	(1,669,000)	1,104,256
Alistair Hirst	2,077,004	4,355,000	(4,233,000)	2,199,004	—	2,077,004

(1)
Represents the aggregate value of the 2018 AIP, the intrinsic value of unvested stock options that would vest upon death or disability (prorated for time worked during the performance period), the value of outstanding “target” EPP awards payable based on our actual performance during the relevant periods and be paid following the end of the performance periods (prorated for time worked during the performance period) and the value of restricted stock and restricted stock units (prorated for time worked during the performance period), in each case, based on a stock price of $57.25.

(2)	Payment of death benefits for Company-paid life insurance and Executive Survivor Income Plan (for NEOs eligible to participate in the Plan prior to January 1, 2011).

(3)
Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefits accrued through December 29, 2018 for each NEO associated with a NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefits accrued through December 29, 2018 appears in the Pension Benefits Table on page 53 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)
For Mr. Pilnick, the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefits accrued through December 29, 2018 appears in the Pension Benefits Table on page 53 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with each of our continuing NEOs that provide for benefits that are only payable if a “change in control” occurs. Our 2009 Long-Term Incentive Plan, 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including the NEOs, upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to NEOs are due only if (1) there is a change in control and (2) we terminate an NEO’s employment unrelated to cause, or if an NEO terminates his employment for good reason, within two years following the change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.
A “change in control” is defined in the arrangements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than

35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.
The change-in-control related severance payments consist of the following:
Payments Triggered Upon a Change in Control.     EPP awards, restricted stock units, and stock options will retain their original vesting schedules and will not automatically vest upon a change in control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the C&T Committee, of equivalent value).
The following table shows the value of unvested equity awards as of December 29, 2018 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
Name	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock Units ($)(3)	Total ($)
Steve Cahillane	—	3,538,050	2,710,788	6,248,838
Fareed Khan	—	1,374,000	714,480	2,088,480
Chris Hood	—	1,728,950	723,640	2,452,590
Gary Pilnick	—	2,186,950	902,260	3,089,210
Alistair Hirst	—	1,580,100	734,518	2,314,618

(1)	Represents the intrinsic value of unvested stock options as of December 29, 2018, based on a stock price of $57.25.

(2)	Valued based on the “target” number of shares under the 2016-2018 EPP, the 2017-2019 EPP and the 2018-2020 EPP and, in each case, a stock price of $57.25.

(3)	Represents the intrinsic value of unvested restricted stock units as of December 29, 2018, based on a stock price of $57.25.
Payments Triggered Upon a Termination Following a Change in Control.     Cash severance is payable in the amount of two times the current annual salary plus two times the current target annual incentive award. In addition, executives are entitled to receive the annual incentive award for the current year at the target award level, prorated as of the date of termination. This amount is payable as a lump sum within 90 days after termination.
Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.
The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that would vest upon the change in control, shown in the table immediately above, are also shown below in the column “Vesting of Unvested Equity.” These values are estimated as of December 29, 2018.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
Name	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	2018 Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Out- placement ($)	If Termination Occurs ($)	Vesting of Unvested Equity ($)	Pay Reduction ($)(4)	Total If Termination Occurs ($)
Steve Cahillane	2,500,000	3,750,000	1,725,000	104,000	—	52,000	12,375	8,143,375	6,248,838	(2,839,699)	11,552,514
Fareed Khan	1,421,400	1,350,330	621,152	104,000	—	52,000	12,375	3,561,257	2,088,480	(474,695)	5,175,042
Chris Hood	1,480,000	1,443,912	664,200	104,000	—	52,000	12,375	3,756,487	2,452,590	—	6,209,077
Gary Pilnick	1,500,000	1,425,000	833,625	104,000	1,362,000	52,000	12,375	5,289,000	3,089,210	—	8,378,210
Alistair Hirst	1,280,000	1,152,000	673,920	104,000	—	52,000	12,375	3,274,295	2,314,618	—	5,588,913

(1)	Represents two times the target annual incentives award for 2018.

(2)
Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 29, 2018 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through December 29, 2018 appears in the Pension Benefits Table on page 53 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For Mr. Pilnick, the change to the retirement benefit is positive because change in control pension benefits include two additional years of age and service for retirement eligibility purposes.

(3)	Consists of Kellogg-paid death benefits, financial planning and physical exams.

(4)
If an NEO becomes entitled to separation benefits following a change in control and such separation benefits would otherwise be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced to $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. This column represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the NEO’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

CEO PAY RATIO

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee (the “Pay Ratio Disclosure”).
For the year ended December 29, 2018, the estimated median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chairman and Chief Executive Officer) was $46,948. Mr. Cahillane’s annual total compensation for 2018 for purposes of the Pay Ratio Disclosure was $9,989,992. Based on this information, for 2018, the ratio of the compensation of the Chairman and Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 213 to 1.
The median employee used for purposes of disclosing our 2017 pay ratio left Kellogg during 2018.  As permitted under SEC rules and regulations, we are electing to use another employee whose 2017 compensation was substantially similar to the original median employee’s 2017 compensation based on the same compensation measures used to select the original median employee.  Since October 31, 2017, there have been no changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.  In making that determination, we took into account the 85 employees from the RXBAR business we acquired during 2017 who were excluded from the 2017 calculations and determined that the inclusion of these employees would not result in a significant change to our pay ratio disclosure.
To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:
•Use of worldwide employee population (including full-time, part-time, temporary, or seasonal workers) as of October 31, 2017, which consisted of 33,280 total employees, of which 13,620 employees were employed in the United States and 19,660 employees were employed in foreign jurisdictions.
•We used the sum of base salary, annual bonus, and sum of other bonuses (signing bonuses, any bonus provided to manufacturing facilities), and overtime as applicable for the 10-month period ending October 31, 2017 as our compensation measure that we consistently applied to all employees.
•For purposes of this disclosure, we applied the average exchange rate for October.
•As permitted by SEC rules and regulations, we excluded approximately 5,000 employees from the Multipro business we acquired during 2018.
With respect to the annual total compensation of the “median employee”, we identified and calculated the elements of such employee’s compensation in accordance with SEC rules and regulations. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table on page 41.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.
Related Person Transactions. There were no related person transactions in 2018 that require reporting under the SEC disclosure rules.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2018 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.
This executive summary highlights core principles of our compensation program and the approach followed by the Compensation and Talent Management Committee.
Key Decisions Summary.
2018 Annual Incentive Plan (“AIP”) Payouts (Pay for Performance). For our 2018 AIP, the formulaic result of the Company’s 2018 performance is 92% of target. In exercising its judgment-based methodology to ensure pay is consistent with the Company’s performance, the C&T Committee considered a number of factors, including: (i) actual performance that was above the 2018 AIP financial targets for net sales; (ii) actual performance that was below target for operating profit growth; (iii) the Company’s performance versus the Performance Peer Group, including TSR; (iv) alignment of relative quartile performance and actual payout; (v) developing and launching the Company’s Deploy for Growth Strategy; (vi) key business activities, including progress against the Company’s 2018 priorities, such as reshaping our growth portfolio by expanding our emerging market footprint with the Multipro acquisition and executing the transition from DSD to a warehouse model in U.S. snacks; and (vii) the Company’s improved organic net sales performance in each region of the business, including strong growth in Europe, Latin America and Asia Pacific. Our NEOs received a payout of 92% of target, before consideration for individual performance. For more information about the AIP and actual payouts for each NEO, see “Annual Incentives” beginning on page 32 of this proxy statement.
2016-2018 Executive Performance Plan (“EPP”) Payouts (Pay for Performance). For the 2016-2018 EPP, the Company delivered an operating profit annual growth rate of 4%, which is at the bottom of the 4-6% target. With respect to relative TSR, the Company was at the 37th percentile of the TSR Peer Group. Those factors, if unadjusted, would have resulted in a payout up to 125% of the share target amount. The Committee concluded that a payout of 85% of target was appropriate for the Company’s performance during this period after considering the financial performance as well as (i) operating profit delivery, which was in the top third of the TSR Peer Group for the performance period; (ii) sales growth delivery, which was in the top half of the TSR Peer Group for the performance period; (iii) historical benchmarking data relating to quartile payout and performance of our peer groups; (iv) launching and executing of Zero-Based Budgeting; and (v) developing and launching the Deploy for Growth Strategy in 2018 with the goal of accelerating profitable top-line growth.
Program Updates. The Committee regularly reviews the design and effectiveness of the Company’s compensation program. This includes engaging with a variety of stakeholders to gain feedback and input on its compensation programs, including the Company’s discussions with Shareowners and on-going reviews with FW Cook, the Committee’s independent consultant. Based on input and the C&T committee deliberation, the following program updates were made to the Company’s executive program for 2018:

•
2018-2020 EPP Metrics (Shareowner Alignment). The C&T Committee updated the metrics for the 2018-2020 EPP to measure organic net sales growth in lieu of operating profit margin. The program will continue to use relative TSR (as defined below) to drive shareowner alignment. The plan is designed to focus the business on driving profitable growth, and the specific focus on net sales growth drives our publicly stated goals of net sales expansion.

•
AIP Performance Metric Weights (Pay for Performance). In 2018, changes were also made to the AIP program to incentivize profitable top line growth. For the 2018 AIP performance year, net sales accounted for 50% and operating profit accounted for the remaining 50% of the AIP payout factor related to the financial metrics.

•
Clawback Changes (Mitigating Risk). Beginning in 2018, we expanded our provisions in all equity awards to require clawback after vesting or exercise (and forfeiture of awards before vesting) if an executive violates the non-compete or non-solicitation provisions of the awards or an executive engages in any activity that is contrary or harmful to Kellogg’s interest.

Core Principles.    We operate in a robust and challenging industry, where competitive compensation is central to business performance. We believe that our executive compensation program for our NEOs should be designed to:

•	provide a competitive level of total compensation necessary to attract and retain key talent to help deliver successful business performance;

•	appropriately motivate our NEOs to contribute to our near-and long-term success; and

•	help drive long-term total return for our Shareowners.
Accordingly, our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.
For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2019 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This resolution is advisory, and therefore not binding on Kellogg, the Board or the C&T Committee. The Board and the Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such Shareowners’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2019. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2018. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.
The Audit Committee has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which reports directly to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. On February 21, 2019, the Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditor for the 2019 fiscal year.
Oversight of Independent Registered Public Accounting Firm
In the Audit Committee’s oversight of the independent registered public accounting firm and its determination of whether to reappoint the independent registered public accounting firm, our Audit Committee:

•
Conducts an annual assessment of the independent registered public accounting firm’s performance, qualifications and independence, taking into account the opinions of management and the internal auditor;

•	Reviews, in advance, all non-audit services provided by the independent registered public accounting firm, specifically with regard to the effect on the firm’s independence;

•	Considers the independent registered public accounting firm’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

•	Conducts regular executive sessions with the independent registered public accounting firm;

•	Conducts private and individual executive sessions with the Vice President of Internal Audit, Corporate Controller, and Chief Legal Officer at each in-person Committee meeting;

•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

•	Reviews recent reports from the Public Company Accounting Oversight Board and other professional or governmental authorities on the independent registered public accounting firm; and

•
Obtains and reviews a report from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and our company annually to assess the independence of the independent registered public accounting firm.

Independent Registered Public Accounting Firm Tenure And Rotation
As part of the annual auditor engagement process, the Audit Committee considers whether to rotate the independent registered public accounting firm. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years and the Audit Committee has direct and meaningful involvement in the selection of the lead engagement partner. The Audit Committee believes there are significant benefits to having an independent registered public accounting firm with an extensive familiarity with the Company. These include, among others:

•
Higher quality audit work and accounting advice due to PricewaterhouseCoopers LLP’s institutional knowledge of the Company’s business and operations, accounting policies and financial systems, and internal control framework;

•	Operational efficiencies and a resulting lower fee structure because of PricewaterhouseCoopers LLP’s familiarity with the Company’s business; and

•
PricewaterhouseCoopers LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting, given the breadth and complexity of the Company’s business and global footprint.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our company and its Shareowners. If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Fees Paid to Independent Registered Public Accounting Firm.
Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $7.9 million in 2018 and $7.2 million in 2017.
Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.4 million in 2018 and $0.4 million in 2017. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.
Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.8 million in 2018 and $1.3 million in 2017. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $0.4 million being spent for tax compliance in 2018 and $0.4 million spent for tax compliance in 2017.
All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0.1 million in 2018 for advisory work for a feasibility assessment for a potential joint sourcing alliance and $0.0 in 2017.
Preapproval Policies and Procedures.
The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.
All of the services described above for 2018 and 2017 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.
Audit Committee Report.
The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the New York Stock Exchange Listing Standards), met five times in 2018 and operates under a written charter last amended by the Board in February 2019, which is posted on our website at https://investor.kelloggs.com/govdocs. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2018 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.
The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 - Communications with Audit Committees.
The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.
The Committee reviewed and discussed with the independent registered public accounting firm our earnings releases and periodic reports prior to filing with the SEC. In addition, the Committee reviewed with management and the independent registered public accounting firm significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and compliance programs.
The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, Chief Legal Officer, Corporate Controller and Vice President of Internal Audit at each in-person meeting.
In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2019 fiscal year.
AUDIT COMMITTEE

Stephanie Burns, Chair
Carter Cast
Richard Dreiling
Don Knauss

PROPOSAL 4 - SHAREOWNER PROPOSAL TO REPEAL CLASSIFIED BOARD

We expect the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied promptly upon oral or written request.
Resolution Proposed by Shareowner:
Proposal 4 - Elect Each Director Annually
RESOLVED: Kellogg Company (“Company” or “Kellogg”) shareholders ask that our Board take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. This will not affect the unexpired terms of directors elected prior to the Proposal’s implementation.
Supporting Statement: Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”
In 2010 over 70% of S&P 500 companies had annual election of directors. Now that number stands at more than 89%.
Shareholder resolutions on this topic won an average of 86% support in 2018 as of early August. Wins included 96% at Haemonetics, 94% at Hecla Mining, 88.4% at FleetCor Technologies, 86.9% at Whitestone REIT, and 84.4% at lllumina Inc. No shareholder on this topic was recorded as willing less than 67.3% of the vote. That low support was at Axon Enterprise Inc. ISS, Glass Lewis and Egan-Jones did not recommended against any of these proposals.
According to one of our largest shareholders; BlackRock, “Directors should be elected annually to discourage entrenchment and allow shareholders sufficient opportunity to exercise their oversight of the board.” BlackRock voted for shareholder proposals to declassify boards 8 times out of 8 in 2018 as of early August, as did Vanguard.
According to Equilar; “A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat. Notably; proxy advisory firms ISS and Glass Lewis both support declassified structures.”
This proposal should also be evaluated in the context of our Company’s overall corporate governance as of the date of this submission: Kellogg retains supermajority voting provisions. Shareholders cannot call special meetings. Shareholders have no right to act by written consent. The combined effect is to lock the board into an out-dated corporate governance structure and reduce board accountability to shareholders.
Please vote for: Elect Each Director Annually - Proposal 4
Our Response - Statement in Response to Proposal:
Statement of Board of Directors
Kellogg’s Board of Directors is committed to maintaining strong governance practices and recognizes the sentiment of many shareowners and institutional investor groups who favor annual election of directors. Following majority shareowner support for a non-binding shareowner declassification proposal in 2013, the Board responded at the 2014 Annual Meeting by proposing and supporting an amendment to Article X of our Certificate of Incorporation to provide for elimination of the classified structure of the Board. The proposal received 49% support from shareowners of record. This level of support was insufficient to approve the amendment to Kellogg’s Certificate of Incorporation, which requires a vote of two-thirds of the issued and outstanding capital stock.
Our Board of Directors has carefully considered the shareowner proposal relating to declassification of the Board, taking into consideration, among other things, our shareowners’ 2013 and 2014 votes on this topic. The Board believes there are a variety of valid perspectives with respect to classified Boards, and these perspectives continue to evolve. The

Board has determined to use this proposal to provide the opportunity for shareowners to express their views on this topic, and the Board will respond accordingly.
It is important to note that shareowner approval of this proposal would not by itself declassify the Board. Under our Certificate of Incorporation, to change the class structure of the Board, the Board must first authorize the appropriate amendments. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the issued and outstanding shares of Kellogg entitled to vote generally in the election of directors.
FOR THESE REASONS, THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON THIS PROPOSAL.

MISCELLANEOUS

Shareowner Proposals or Director Nominees for the 2020 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2020 Annual Meeting of Shareowners must be received by us no later than November 7, 2019. Other Shareowner proposals or Director nominations to be submitted from the floor must be received by us not earlier than November 7, 2019 and not later than December 7, 2019, and must meet certain other requirements specified in our bylaws.
Shareowner Nomination of Director Candidates for Inclusion in Proxy Statement for 2020 Annual Meeting. Shareowner nominations of director candidates for inclusion in our proxy materials for the 2020 Annual Meeting of Shareowners must be received by us not earlier than October 8, 2019 and not later than November 7, 2019. Any such nomination must meet the other requirements set forth in our bylaws.
Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2018 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation and Talent Management Committee Report” shall not be incorporated by reference into any document filed with the SEC.
By Order of the Board of Directors,
Gary Pilnick
Vice Chairman, Corporate Development and Chief Legal Officer

March 7, 2019

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49106-3599
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting in person, go to the “Register for Meeting” link at www.proxyvote.com. Seating is limited and ticket requests will be filled on a first-come, first-served basis. If you wish to attend the annual meeting in person, you must register.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E37901-P01424-Z71687	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.
Vote on Directors
1.	Election of Directors (term expires 2022)			For	Against	Abstain
Nominees:
	1a.	Rod Gillum		☐	☐	☐
	1b.	Mary Laschinger		☐	☐	☐
	1c.	Erica Mann		☐	☐	☐
	1d.	Carolyn Tastad		☐	☐	☐
The Board of Directors recommends a vote FOR Proposals 2 and 3.

2.	Advisory resolution to approve executive compensation.			☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2019.			☐	☐	☐

The Board of Directors makes no recommendation on Proposal 4.
4.	Shareowner proposal, if properly presented at the meeting, to repeal classified board.			☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

KELLOGG COMPANY

INFORMATION ABOUT ATTENDING
THE ANNUAL MEETING OF SHAREOWNERS

You are cordially invited to attend the 2019 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 26, 2019 at 1:00 p.m. (Eastern Time) at the McCamly Plaza Hotel, 50 Capital Avenue SW, Battle Creek, Michigan.

Seating at the annual meeting location is limited. If you are a shareowner and plan to attend in person, you must request an admission ticket. You can obtain an admission ticket by registering online via www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. Seating at the annual meeting location is limited, and requests for tickets will be processed in the order in which they are received. If you do not pre-register for the meeting, a seat cannot be guaranteed. If seating is available, you will be issued an admission ticket at the on-site registration table by showing proof of Kellogg stock ownership. In any event, you must register if you wish to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 26, 2019: The Notice of the Annual Meeting, the Proxy Statement, and the Annual Report, including Form 10-K, are available at https://investor.kelloggs.com.

E37902-P01424-Z71687

KELLOGG COMPANY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 26, 2019
The undersigned appoints Steve Cahillane and Don Knauss, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2019 Annual Meeting of Shareowners of Kellogg Company to be held on April 26, 2019 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2019 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2 and 3, and “ABSTAIN” for proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side.